UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Commonwealth Financial Corporation

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FIRST COMMONWEALTH FINANCIAL CORPORATION

601 Philadelphia Street

Indiana, Pennsylvania 15701

Notice of 2015 Annual Meeting of Shareholders

To Our Shareholders:

The 2015 Annual Meeting of Shareholders of First Commonwealth Financial Corporation will be held at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania 15701 on Tuesday, April 28, 2015, beginning at 3:00 p.m., Eastern Time, to consider and vote on the following matters:

1.	Electing to our Board of Directors the twelve (12) nominees who are named in the enclosed proxy statement to serve until the next annual meeting and until their successors are elected and qualified;

2.	Ratifying the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2015;

3.	Approving a non-binding advisory vote on the compensation of our named executive officers;

4.	Approval of an amended and restated Incentive Compensation Plan; and

5.	Such other business as may properly come before the meeting.

The record date for the meeting was March 6, 2015. We sent shareholders of record as of the close of business on the record date a Notice of Internet Availability of Proxy Materials on or about March 19, 2015. Instructions on how to receive a printed copy of our proxy materials are included in the notice.

Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card as promptly as possible so that your shares will be represented at the meeting.

March 19, 2015	By Order of the Board of Directors,

Matthew C. Tomb Secretary

i

PROXY STATEMENT FOR THE

FIRST COMMONWEALTH FINANCIAL CORPORATION

2015 ANNUAL MEETING OF SHAREHOLDERS

We are sending this proxy statement and the accompanying proxy card to you as a shareholder of First Commonwealth Financial Corporation, in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania 15701, on Tuesday, April 28, 2015, at 3:00 p.m., local time.

First Commonwealth’s Board of Directors is soliciting proxies for use at the Annual Meeting, or at any postponement or adjournment thereof. Only shareholders of record as of the close of business on March 6, 2015, which we refer to as the record date, will be entitled to vote at the Annual Meeting.

In this proxy statement, the “Company,” “First Commonwealth,” “we,” “our” or “us” all refer to First Commonwealth Financial Corporation and its subsidiaries. We also refer to the Board of Directors of First Commonwealth Financial Corporation as the “Board.”

PROXY SUMMARY

Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

ANNUAL MEETING

Time and Date:	3:00 p.m., EST, Tuesday, April 28, 2015

Place:	First Commonwealth Place
654 Philadelphia Street
Indiana, Pennsylvania 15701

Record Date:	Close of business on March 6, 2015

How to Vote:	By Internet, Telephone or Mail. Refer to the Notice of Availability of Proxy Materials and the proxy card for instructions.

SHAREHOLDER VOTING MATTERS

Proposal	Board’s Voting Recommendation	Page Reference

1. Election of Directors	FOR all nominees	14 to 17

2. Ratification of Independent Accounting Firm	FOR	18 to 20

3. Advisory Vote on Executive Compensation	FOR	20 to 49

4. Approval of Amended and Restated Incentive Compensation Plan	FOR	50 to 65

OUR DIRECTOR NOMINEES

You are being asked to vote on the election of the twelve (12) directors listed below. Detailed information about each director’s background, skills and expertise can be found under Proposal 1 – Election of Directors.

Committee Memberships

Name Current Position
James G. Barone Retired Executive Vice President of S&T Bancorp, Inc.	67	2013	YES				●	●
Julie A. Caponi Assistant Treasurer of Alcoa Inc.	53	2007	YES	Chair		●
Ray T. Charley Chief Executive Officer of Thomi Co.	63	1998	YES		●	●
Gary R. Claus Managing Director of Jade Group Retired Partner of PWC	62	2011	YES	●		●
David S. Dahlmann Chairman of First Commonwealth Financial Corporation	65	1998	YES				Chair	●
Johnston A. Glass Retired President and CEO of First Commonwealth Bank	65	1986	YES				●	Chair
Jon L. Gorney Retired Executive Vice President of National City Corporation	64	2013	YES				●
David W. Greenfield Retired General Counsel of Kennametal, Inc.	64	2010	YES		●	●
Luke A. Latimer Executive Vice President of R&L Development, Inc.	38	2011	YES		●			●
T. Michael Price President and CEO of First Commonwealth Financial Corporation	52	2012	NO
Laurie Stern Singer Consultant; Former President of Allegheny Valley Development Co.	63	1998	YES	●	Chair
Robert J. Ventura Executive Managing Director of Ventura Group LLC	64	2004	YES	●		Chair

* The Credit Committee is a Committee of the Board of Directors of our subsidiary bank.

CORPORATE GOVERNANCE FACTS

We recognize that corporate governance is the foundation of sustainable growth. Our governance policies and structures, summarized in the table below, are designed to promote thoughtful consideration of business actions and appropriate risk taking, with the goal of producing strong business results for our shareholders.

Board and Governance Information

Size of Board	13*

Number of Independent Directors	12

Average Age of Directors	61

Board Meetings held in 2014	14

Annual Election of Directors	Yes

Mandatory Retirement Age	75

Separate Chair and CEO	Yes

Independent Directors Meet Without Management Present	Yes

Annual Board and Committee Evaluations	Yes

Board Orientation and Continuing Education Program	Yes

Board Risk Committee	Yes

Codes of Conduct for Directors, Officers and Employees	Yes

Stock Ownership Guidelines for Directors and Executive Officers	Yes

Anti-Hedging and Pledging Policies	Yes

Recoupment (“Clawback”) Policy	Yes

* The size of the Board will be reduced to 12 directors upon the election of directors at the annual meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the persons known by us to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address	Number of Shares Beneficially Owned	Percentage of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	8,173,853(1)	8.9%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	7,438,956 (2)	8.11%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,800,603 (3)	7.41%

(1)	Based on the information provided pursuant to a statement on Schedule 13G filed with the SEC on January 22, 2015 by BlackRock, Inc. reporting the holdings of BlackRock, Inc. and its subsidiaries as of December 31, 2014. According to the Schedule 13G, BlackRock, Inc. or its subsidiaries held sole voting power with respect to 7,930,720 shares and sole dispositive power over all of the reported shares.

(2)	Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP reporting holdings, as of December 31, 2014, of certain funds to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP disclaims beneficial ownership of the reported shares. According to the Schedule 13G, Dimensional Fund Advisors LP held sole voting power over 7,100,668 shares and sole dispositive power over all of the reported shares.

(3)	Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on February 10, 2015 by The Vanguard Group, Inc. reporting the holdings of The Vanguard Group, Inc. and its subsidiaries as of December 31, 2014. According to the Schedule 13G, The Vanguard Group, Inc. held sole voting power over 135,305 shares, sole dispositive power over 6,675,698 shares and shared dispositive power over 124,905 shares.

STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of the March 6, 2015 record date with respect to beneficial ownership of our common stock by: (i) each director and nominee; (ii) each Named Executive Officer (“NEO”) listed in the table entitled Summary Compensation Table under the section of this proxy statement entitled “Executive Compensation,” and (iii) all directors and executive officers as a group. As of the record date, there were 90,487,377 shares of common stock outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Owned (2)
James G. Barone	19,918		*
Julie A. Caponi	32,165		*
Ray T. Charley	283,065	(1)	*
Gary R. Claus	22,232		*
David S. Dahlmann	52,862		*
I. Robert Emmerich	47,465		*
Johnston A. Glass	78,373		*
Jon L. Gorney	10,613		*
Jane Grebenc	51,231		*
David W. Greenfield	21,688		*
Luke A. Latimer	321,767	(2)	*
Norman J. Montgomery	47,839		*
James W. Newill	353,384	(3)	*
T. Michael Price	217,228		*
James R. Reske	30,114		*
Robert E. Rout	69,665	(4)	*
Laurie S. Singer	44,002	(5)	*
Robert J. Ventura	36,877		*
All directors and executive officers as a group (21 persons)	1,808,621		2.00%

*	Less than 1%

(1)	Includes 18,000 shares held in a family trust of which Mr. Charley is a trustee and 213,861 shares held in a family trust of which Mr. Charley is a trustee.

(2)	Includes 205,000 shares held by Berkshire Securities Corporation for which Mr. Latimer is deemed to share voting and investment power in his capacity as a Director of Berkshire Securities Corporation.

(3)	Includes 32,144 shares held by family trusts over which Mr. Newill is sole trustee and has sole voting and investment power.

(4)	Mr. Rout retired as Chief Financial Officer in May 2014. The table reflects the most current information available to the Company regarding shares owned by Mr. Rout.

(5)	Does not include 4,100 shares held in a trust for Ms. Singer’s spouse as to which Ms. Singer disclaims beneficial ownership.

CORPORATE GOVERNANCE

The Board of Directors is responsible for overseeing the management of the Company’s business and affairs. The Board measures the effectiveness of its oversight using a balanced scorecard which is comprised of three themes:

•	Leadership and Accountability – the Board’s responsibility for appointing and retaining strong and qualified leaders and holding those leaders accountable for corporate performance;

•	Strategic Direction and Execution – the Board’s responsibility to approve the Company’s strategy and oversee its execution by management; and

•	Risk Oversight – the Board’s responsibility to establish the Company’s risk appetite and ensure that the Company’s strategies and risk management practices are aligned with the risk appetite.

Sound corporate governance provides the foundation which enables the Board to effectively carry out these responsibilities. This section discusses First Commonwealth’s corporate governance policies and practices, as well as the composition of the Board and its standing committees.

Corporate Governance Policies

The Board of Directors has adopted Corporate Governance Guidelines which codify our corporate governance policies and reflect our commitment to following corporate governance best practices. Below is a summary of the significant guidelines that we follow.

Separation of Chairman and CEO.   We believe that the roles of Chairman of the Board and Chief Executive Officer should be held by separate persons and that the Chairman of the Board should be an independent director. This separation establishes an appropriate division of the Board’s oversight role from the management responsibilities of the officers and employees of the Company. Consistent with this principle, our current Chairman, David S. Dahlmann, is a non-executive independent director.

Director Independence.   We believe that all directors other than the Chief Executive Officer should be independent from management. All of our directors other than the Chief Executive Officer currently satisfy the independence requirements of the New York Stock Exchange (“NYSE”), as described below under “Independence of Directors.”

Executive Sessions.   Our Board and committees regularly meet in executive session without management present, and our non-management directors meet regularly without the Chief Executive Officer. This enables directors to provide candid feedback, raise concerns and discuss sensitive or confidential matters. Our Chairman, David S. Dahlmann, has also been designated as our Lead Director to preside at meetings of the non-management directors.

Stock Ownership.   We believe that directors should hold a meaningful investment in the Company’s stock to ensure that their interests are aligned with our shareholders. Our guidelines require that all directors own shares having a value of at least $120,000 (five times the annual cash retainer) or 25,000 shares, whichever is less. This guideline must be met within five years of a director’s initial election to the Board. Directors receive 50% of their annual retainer in shares of Company stock; however, directors who own at least 50,000 shares may elect to receive their entire retainer in cash.

Director Orientation and Education.   All new directors and committee members receive orientation to learn about the Company and its strategic plans, significant financial, regulatory, accounting and risk management matters and policies and compliance programs. Our current directors regularly participate in continuing education to maintain the skills necessary to perform their duties and responsibilities and to keep abreast of industry trends, legal and regulatory developments and corporate governance practices.

Performance Evaluations.   Our Board and committees regularly evaluate and discuss their performance. In addition, our Board performs a peer evaluation from time to time to provide directors with a confidential forum to assess and provide candid feedback regarding their own performance and the performance of fellow directors. The Board and its committees use the results of these evaluations to identify opportunities to enhance performance and topics for director continuing education.

Retirement Age.   We have established a mandatory retirement age of 75 for our directors. No candidate may be nominated for election as a director if he or she would be age 75 or older at the time of the election.

Meeting Frequency and Attendance.   Directors are expected to attend Board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Last year, our Board met fourteen times. All of our directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Annual Meeting Attendance.   The annual meeting provides a valuable opportunity for shareholders to meet and interact with our directors. All directors are expected to attend the annual meeting in the absence of an unavoidable conflict. Last year all of our current directors attended the annual meeting.

Composition and Diversity of the Board

We believe that our Board should generally consist of between 10 and 15 directors. This range permits diversity of experience and sharing of Board and committee responsibilities without hindering effective discussion. However, the Board may increase its membership beyond 15 to accommodate an exceptional candidate or operate with fewer than 10 directors if a vacancy arises.

We believe that effective oversight requires that the Board possess a diversity of perspectives, backgrounds and skills. The Governance Committee considers the diversity of the professional experience, education, expertise, viewpoints, background and other demographics when evaluating the current composition of the Board and the need for additional directors and when identifying and evaluating director nominees. The Governance Committee is also guided by a set of criteria that has been approved by the Board of Directors. Under these criteria, a director candidate should:

•	possess a sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations;

•	have a reputation for integrity, honesty and adherence to high ethical standards and personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board;

•	have the strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction;

•	understand or demonstrate a commitment to understand First Commonwealth, including our strategic vision, our mix of businesses and our approach to regulatory relations and risk management;

•	have a commitment and sufficient time to devote to our affairs, including regularly attending and participating in meetings of the Board and at least one standing committee; and

•	not have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of our shareholders and to fulfill the responsibilities of a director.

When assessing each current director for possible nomination and re-election, the Governance Committee considers all of the criteria listed above, as well as the needs of the Board, the independence of the director, the director’s meeting attendance and participation, and the value of the director’s contributions to the effectiveness of our Board and its committees.

Independence of Directors

The rules of the NYSE require that at least a majority of our Board of Directors be comprised of independent directors. Our Corporate Governance Guidelines require that all directors other than the Chief Executive Officer must meet the independence standards established by the NYSE.

The Board reviews all relationships between the Company and its directors at least once per year and assesses each director’s independence annually using the NYSE independence standards. The Board has determined that a director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•	any transaction involving the director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable laws and regulations; and

•	the relationship would not interfere with the director’s exercise of judgment independent from management of First Commonwealth.

Based upon these criteria, the Board has determined that directors Barone, Caponi, Charley, Claus, Dahlmann, Gorney, Glass, Greenfield, Latimer, Singer and Ventura are independent.

When evaluating the independence of Mr. Latimer, the Board considered the lease transaction between First Commonwealth Bank and SML Limited Partnership described below under the heading “Related Party Transactions,” and concluded that the transaction did not impact the independence of Mr. Latimer, because the amount paid to SML Limited Partnership during 2014 fell below the quantitative limits established by the NYSE rules and was not otherwise material to Mr. Latimer or First Commonwealth.

Oversight of Risk

The Board of Directors actively oversees the risk management practices employed by First Commonwealth and its management team. The Board receives regular reports from our Chief Risk Officer regarding material risk exposures and the actions taken to monitor and mitigate those risks. In addition, senior management updates the Board at its regular meetings regarding trends and developments for credit, market, liquidity, compliance, reputation, operational and strategic risk. Our Risk Committee provides risk oversight for the Board as a dedicated forum to review and discuss risks and risk management policies and practices. In addition, the Credit Committee of the First Commonwealth Bank Board of Directors oversees the Bank’s lending operations and the quality and performance of its loan portfolios.

Audit Committee

The Audit Committee is comprised of Julie A. Caponi (Chair), Gary R. Claus, Laurie S. Singer and Robert J. Ventura, each of whom is an independent director under our Guidelines and the NYSE and Securities and Exchange Commission (“SEC”) standards. The primary responsibilities of the Audit Committee are to monitor the integrity of our financial statements, select and oversee our independent registered public accounting firm, oversee our internal audit process, monitor our compliance with legal and regulatory requirements, including the receipt and resolution of complaints concerning accounting, internal controls and auditing matters, and review and discuss major financial risk exposures with management and steps taken to monitor and control those exposures, including risk assessments and risk management policies. Each member of the Audit Committee is financially literate, and our Board has determined that Directors Caponi and Claus qualify as “audit committee financial experts” as defined by the rules of the SEC. The Audit Committee met eight times in 2014. A report of the Audit Committee follows on page 18.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee is comprised of Robert J. Ventura (Chair), Julie A. Caponi, Ray T. Charley, Gary R. Claus and David W. Greenfield. The primary responsibilities of the Compensation and Human Resources Committee are to review and determine the compensation of the CEO and other executive officers, lead the annual review of the performance of the CEO, develop and approve the CEO succession plan and oversee succession and development planning for the other executive officers, establish and oversee executive compensation and employee benefit programs, and review and approve the terms of any employment, severance, change of control or similar agreement for our CEO and other executive officers. The Compensation and Human Resources Committee met eight times during 2014. Each member of the Compensation and Human Resources Committee is an independent director under our Guidelines and applicable NYSE standards. A report of the Compensation and Human Resources Committee follows on page 37.

Governance Committee

The Governance Committee is comprised of Laurie S. Singer (Chair), Ray T. Charley, David W. Greenfield, Luke A. Latimer and James W. Newill, each of whom is an independent director under our Guidelines and applicable NYSE standards. The primary responsibilities of the Governance Committee are to identify and recommend director nominees to the Board of Directors, recommend directors to serve as members and as chair for each committee of the Board, determine director compensation, lead the annual review of the performance of the Board and its committees, recommend and approve corporate governance policies and practices for the Board, and review and approve related party transactions and monitor compliance with our Code of Conduct and Ethics, insider trading and related policies. The Governance Committee met six times during 2014.

Risk Committee

The Risk Committee is a joint committee of First Commonwealth Financial Corporation and First Commonwealth Bank and is comprised of David S. Dahlmann (Chair), James G. Barone, Johnston A. Glass and Jon L. Gorney, each of whom is an independent director under our Guidelines and applicable NYSE standards. The primary responsibilities of the Risk Committee are to oversee and review information regarding our enterprise risk management framework, review and approve our significant risk management policies, assess the risks associated with our compensation practices, review and discuss with management the level and trend of risk exposures, including credit, market, liquidity, operational, compliance and legal, reputation and strategic risk, and assess risks associated with strategic and operating plans and strategic initiatives. The Risk Committee met thirteen times during 2014.

Code of Conduct and Ethics

The Code of Conduct and Ethics governs the actions and working relationships of First Commonwealth employees, officers and directors. This Code addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations. The Code of Conduct and Ethics encourages and provides a process for the reporting of any illegal or unethical behavior. First Commonwealth has established an ethics hotline to allow employees, officers and directors to anonymously report any known or suspected violation of laws, rules or regulations or the Code of Conduct and Ethics.

Where to Find Governance Documents

You can find copies of the charters for our Audit Committee, Compensation and Human Resources Committee, Governance Committee and Risk Committee, as well as our Corporate Governance Guidelines, Code of Conduct and Ethics and other important information, by visiting our website at www.fcbanking.com and following the links to “Investor Relations” and “Corporate Governance.”

Communicating with Directors

You may communicate directly with any director or the full Board. To do so, please write to the person or persons desired and mail the communication to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Our employees will not open or otherwise screen any communications sent to this address. The communications will be delivered directly to the Lead Director, who will determine how to respond, including whether to present to the full Board or to forward to an individual director. If you send director-related communications to our offices, we will handle them in accordance with a collection and organization process approved by the Board. These communications are subject to a screening process that will determine which communications will be relayed to directors.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management directors and, if the non-management directors deem appropriate, to the full Board.

COMPENSATION OF DIRECTORS

Director Compensation Schedule

Our Non-Management directors are compensated according to the following schedule:

Board Member Retainer[1]	$48,000
Committee Member Retainer	$8,000
Committee Chair Premium[2]	$12,000
Audit Committee Chair Premium[2]	$14,500

(1)	Half of the annual retainer fee for service on the Board of Directors is paid in cash and half is paid in shares of common stock based on the closing price of the Company’s stock on the date of the annual meeting of Shareholders. Directors who own 50,000 or more shares of our stock may opt to receive their entire retainer in cash, payable in four quarterly installments of $12,000. In 2014, directors Charley, Dahlmann , Glass and Newill elected to receive cash in lieu of shares of stock.
(2)	The Chair of each Committee is paid a premium for the additional time and effort required to chair the committee. The premium is in addition to the Committee Member Retainer.

The Credit Committee and Risk Committee met more frequently than other committees in 2014 due to the Credit Committee’s oversight of lending activities and the Risk Committee’s oversight of a core information technology system conversion completed in August 2014. As compensation for the additional time and effort required of these Committees, each member of the Risk Committee received a premium of $4,000 and each member of the Credit Committee received a premium of $8,000 in addition to the committee member retainer.

During 2014, Director Gorney was asked to facilitate the Risk Committee’s oversight of the core information technology system conversion through frequent meetings and telephone conferences with management, vendors and other parties, developing the agenda for Risk Committee meetings to discuss the conversion and offering his insight and perspective regarding the status of the conversion as a member of the Risk Committee. The Governance Committee approved a supplemental payment to Mr. Gorney of $12,000, which was paid in 2014 in recognition of these efforts.

In addition to the fees described above, Mr. Dahlmann received an annual retainer fee of $200,000 during 2014 for his service as the non-executive Chairman of First Commonwealth Financial Corporation.

The Chief Executive Officer does not receive additional compensation for service on our Board of Directors.

Director Compensation in 2014

The following table shows the compensation paid to our non-employee directors during 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
James G. Barone	36,000	24,000	16,000	76,000
Julie A. Caponi	49,667	24,000	-	73,667
Ray T. Charley	64,000	-	-	64,000
Gary R. Claus	40,000	24,000	-	64,000
David S. Dahlmann	272,000	-	16,000	288,000
Johnston A. Glass	60,000	-	28,000	88,000
Jon L. Gorney	48,000	24,000	-	72,000
David W. Greenfield	40,000	24,000	-	64,000
Luke A. Latimer	32,000	24,000	16,000	72,000
James W. Newill	63,500	-	-	63,500
Laurie Stern Singer	52,000	24,000	-	76,000
Robert J. Ventura	46,000	24,000	-	70,000

(1)	“Fees Earned or Paid in Cash” consists of retainer fees for service on the Board of Directors and committees of First Commonwealth Financial Corporation.
(2)	Represents the portion of the annual retainer paid in shares of common stock based upon the grant date fair value of the shares.
(3)	“All Other Compensation” consists of retainer fees for service on the Credit Committee of First Commonwealth Bank.

We did not grant any stock options to our directors in 2014. Certain directors hold options to purchase our stock that were awarded under prior plans. The table below sets forth the number of underlying shares, the exercise price and the expiration date of stock options held by the non-management directors as of December 31, 2014. All of these stock options have vested.

Name and Date of Award	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date
Ray T. Charley 1/18/2005	3,000	14.55	1/18/2015
David S. Dahlmann 1/18/2005	3,000	14.55	1/18/2015
James W. Newill 1/18/2005	3,000	14.55	1/18/2015
Laurie S. Singer 1/18/2005	3,000	14.55	1/18/2015
Robert J. Ventura 1/18/2005	3,000	14.55	1/18/2015

PROPOSAL 1 – ELECTION OF DIRECTORS

Upon the recommendation of our Governance Committee, the Board of Directors has nominated the twelve (12) persons named below for election at the 2015 Annual Meeting of Shareholders to serve until the next annual meeting and until his or her successor is elected and qualified. Director James W. Newill is not eligible to stand for re-election pursuant to the retirement age under our Governance Guidelines. The size of the Board will be reduced from thirteen (13) to twelve (12) directors upon the election of directors at the annual meeting. Relevant biographical information concerning each nominee, including the nominee’s business experience and qualifications, is set forth below.

James G. Barone.    Mr. Barone, age 67, is retired. He has served as a director of First Commonwealth Financial Corporation since April 2013 and as a director of First Commonwealth Bank since August 2011. Mr. Barone also serves on our Risk Committee and the Credit Committee of First Commonwealth Bank. Mr. Barone was Executive Vice President, Treasurer and Secretary for S&T Bancorp, Inc. from 1992 until he retired in 2002. Prior to joining S&T, he led the corporate investment activities at Integra Financial Corp. and Union National Corp., both in Pittsburgh, Pennsylvania. Mr. Barone earned a Bachelor’s Degree in Economics from Allegheny College and an MBA from Northwestern University. Mr. Barone’s qualifications for Board service include over 30 years of experience in banking and investments with extensive expertise in asset/liability management, investment management and mergers and acquisitions.

Julie A. Caponi.    Ms. Caponi, age 53, is a Certified Public Accountant. She was appointed Assistant Treasurer of Alcoa Inc., a producer of aluminum and aluminum products that is headquartered in Pittsburgh, Pennsylvania, in May 2013. She previously served as Vice President-Audit of Alcoa Inc. from 2005 to 2013 and as Assistant Controller of Alcoa Inc. from 2000 to 2005. Before joining Alcoa, Ms. Caponi was an audit partner at Deloitte, principally serving clients in the financial services industry. Ms. Caponi joined our Board in 2007 and currently chairs our Audit Committee and is a member of our Compensation and Human Resources Committee. She is also a director of First Commonwealth Bank. Ms. Caponi earned a Bachelor of Science Degree in Accounting from the Indiana University of Pennsylvania. She is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Ms. Caponi’s qualifications for service on our Board include her leadership experience and her expertise in financial accounting, auditing and internal controls.

Ray T. Charley.    Mr. Charley, age 63, has served as the Chief Executive Officer of Thomi Co., an operator of retail grocery stores in Greensburg, Pennsylvania, since 1983. Mr. Charley served as a director of Southwest National Corporation from 1989 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. Mr. Charley is a member of our Governance Committee and our Compensation and Human Resources Committee and is also a director of First Commonwealth Bank. He is a former director and officer of Excela Health Holding Co., an operator of hospitals and other health care facilities in Western Pennsylvania, and serves as a director and in leadership capacities for various charitable organizations. Mr. Charley earned a Bachelor’s degree from Duquesne University and a law degree from the Pennsylvania State University Dickinson School of Law. Mr. Charley’s qualifications for service on our Board include his business acumen and his commitment to sound governance and oversight as demonstrated by his extensive experience as a director in the financial services industry.

Gary R. Claus.    Mr. Claus, age 62, is a Certified Public Accountant. He has served as Managing Director of the Jade Group, an executive search and management consulting firm since 2008. Prior to joining the Jade Group, Mr. Claus spent 35 years as a tax accountant at PriceWaterhouseCoopers, where he was admitted as a Partner in 1986 and served as the Pittsburgh Tax Site Leader from 1992 through 2004. Mr. Claus joined our Board in April 2011, serves as a member of our Audit Committee and our Compensation and Human Resources Committee and is also a director of First Commonwealth Bank. Mr. Claus has a wide variety of experience advising clients ranging from large publicly held companies to small privately owned companies, including manufacturers, law firms and other service companies. He is also active in professional, community and church organizations, serving as Chairman of the Board of Goodwill of Southwestern Pennsylvania and Chairman of the Board of Trustees of Robert Morris University. Mr. Claus earned a Bachelor of Science degree in Accounting from Robert Morris University. Mr. Claus’s qualifications for Board service include his extensive professional experience in accounting, executive compensation and human resources.

David S. Dahlmann.    Mr. Dahlmann, age 65, has served as the Chairman of the Board of First Commonwealth Financial Corporation and First Commonwealth Bank since 2006. He was formerly Vice Chairman of First Commonwealth Financial Corporation from 1998 to 2002, President and Chief Executive Officer of Southwest National Corporation from 1991 to 1998 and President and Chief Executive Officer of Southwest Bank from 1991 until its merger with First Commonwealth Bank in 2002. He was a director of Southwest National Corporation from 1991 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. Mr. Dahlmann formerly served on the Board of Directors of the Federal Reserve Bank of Cleveland and as an Adjunct Professor at Saint Vincent College in Latrobe, Pennsylvania, and he serves as a director for numerous charitable, educational and civic associations. Mr. Dahlmann chairs our Risk Committee, is a member of the Credit Committee of First Commonwealth Bank and chairs the Trust Committee of First Commonwealth Bank. He earned a Bachelor’s Degree in Economics and Masters of Business Administration degrees from the Indiana University of Pennsylvania. Mr. Dahlmann’s qualifications for Board service include his extensive career as a director and executive in the financial services industry and his expertise and experience in corporate governance matters.

Johnston A. Glass.    Mr. Glass, age 65, is retired. Mr. Glass has served on our Board since 1986. He served as Vice Chairman of First Commonwealth Financial Corporation and as President and Chief Executive Officer of First Commonwealth Bank and its predecessor, NBOC Bank, until his retirement in 2005. Mr. Glass is a director of First Commonwealth Bank, serves as member of our Risk Committee and Chairs the Credit Committee of First Commonwealth Bank. Mr. Glass served as a director of First National Bank of Santa Fe until May 2013. He has served as a director and officer of numerous civic and non-profit associations and as past director of the Pennsylvania Bankers Association. He earned a Bachelor of Science degree from the Pennsylvania State University. Mr. Glass’s qualifications for Board service include his extensive leadership experience in the banking industry, his thorough understanding of First Commonwealth and its business and his long history of service as a director of First Commonwealth and other organizations.

Jon L. Gorney.    Mr. Gorney, age 64, is a management consultant. He was appointed to our Board in January 2013. He is also a director of First Commonwealth Bank and a member of our Risk Committee. Mr. Gorney began his 37-year career in the financial services industry with National City Corporation. He served as Executive Vice President of National City

Corporation from 1992 through 2008 and oversaw all technology and operations for National City. From 2004 through 2006, Mr. Gorney also served as Chairman and Chief Executive Officer of National Processing Company, a majority subsidiary of National City that was the second largest merchant card processor in the United States. Mr. Gorney joined PNC Financial Services Group through the acquisition of National City in December 2008 and served as an Executive Vice President until his retirement in June 2010. While at PNC, Mr. Gorney co-chaired the company-wide integration of PNC and National City and was responsible for the leadership and development of a single operating organization for PNC. Mr. Gorney earned a Bachelor of Science degree in Computer Science from the University of Dayton. His qualifications for Board service include his extensive experience as a financial services executive and his strong expertise in financial services information technology and operations.

David W. Greenfield.    Mr. Greenfield, age 64, is retired. He has served on our Board since April 2010, is a member of our Compensation and Human Resources Committee and our Governance Committee and is also a director of First Commonwealth Bank. Mr. Greenfield was formerly Vice President, Secretary and General Counsel of Kennametal, Inc., a global manufacturer of tooling, engineered components and advanced materials consumed in production processes from 2001 until his retirement in 2010. Prior to joining Kennametal in 2001, Mr. Greenfield was a member of Buchanan Ingersoll & Rooney P.C., a Pittsburgh-based law firm, focusing on corporate, financial and transactional issues involving public and private companies. He also served as Senior Vice President, General Counsel and Secretary of Meritor Automotive, Inc. and Associate General Counsel of Rockwell International Corporation. He is also active in a number of charitable, educational and civic organizations. Mr. Greenfield earned a Bachelor of Arts degree from the University of Pittsburgh and a law degree from Wake Forest University School of Law. Having practiced law for over 35 years and served in executive capacities for three publicly traded companies, Mr. Greenfield has extensive experience in corporate governance, ethics and compliance matters and the execution of corporate strategy and is therefore qualified to serve as a director.

Luke A. Latimer.    Mr. Latimer, age 38, has served as Executive Vice President and Treasurer of R&L Development, a heavy construction company in New Alexandria, Pennsylvania, since 1999, and Vice President and Treasurer of Derry International LTD, Incorporated, a mining company based in New Alexandria, Pennsylvania, since 1999. Mr. Latimer joined our Board in April 2011. He also serves as a director of First Commonwealth Bank and is a member of our Governance Committee and the Credit Committee of First Commonwealth Bank. Mr. Latimer served as Chairman of the Board of Directors of First National Bank of Santa Fe and a director of New Mexico Banquest Corporation, a bank and bank holding company in Santa Fe, New Mexico, until May 2013. He earned a Bachelor of Science degree in Business Management from Saint Vincent College. His qualifications for service as a director include his extensive business experience and his years of service as a director in the financial services industry.

T. Michael Price.    Mr. Price, age 52, is the President and Chief Executive Officer of First Commonwealth Financial Corporation and Chief Executive Officer of First Commonwealth Bank. He has been a director of the Company since March 2012 and is also a director of First Commonwealth Bank. He served as Interim President and Chief Executive Officer of the Company from January 2012 until being appointed to serve in that capacity on a permanent basis in March 2012. Mr. Price served as President of First Commonwealth Bank from November 2007 until May 2013. Before joining First Commonwealth, Mr. Price served as Chief Executive Officer of the Cincinnati and Northern Kentucky Region of National City Bank from July 2004 to November 2007 and as Executive Vice President and Head of Small Business Banking of National City Bank prior to July 2004. Mr. Price received his Bachelor of Science degree from the University of Utah, and he earned his MBA from Cleveland State University. Mr. Price’s qualifications for service on our Board include his thorough understanding of the banking and financial services industry, which he has attained through more than 25 years of executive leadership experience.

Laurie Stern Singer.    Ms. Singer, age 63, consults in business finance and organization management in both the public and private sector. She served as President of the Allegheny Valley Development Corporation and Allegheny Valley Chamber of Commerce for 27 and 20 years respectively. Ms. Singer was a director of Southwest National Corporation from 1994 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. She is also a director of First Commonwealth Bank, chairs our Governance Committee and serves as a member of the Audit Committee. Ms. Singer has held leadership positions and has served as a director for numerous professional associations, educational and community organizations. She has a Bachelor of Arts degree from the University of Michigan and a law degree from Wayne State University and is a graduate of the Institute for Organizational Management. Ms. Singer’s qualifications for Board service include her business finance and development expertise, her extensive experience as a director of financial services companies and other organizations and her strong commitment and understanding of corporate governance matters.

Robert J. Ventura.    Mr. Ventura, age 65, is Executive Managing Director of Ventura Group, LLC, an investment banking firm in Pittsburgh, Pennsylvania, and formerly served in a similar capacity as Managing Director of Raptor Partners, LLC, from June 2010 through August 2012 and as Principal of Ventura Group, LLC. Mr. Ventura previously served as Director of Acquisitions and Divestitures and Director of Financial Planning and Analysis during a 15-year career with Rockwell International Corporation, a diversified global manufacturing company. Mr. Ventura served as a director of GA Financial, Inc. from 1998 and joined our Board in 2004 at the completion of our acquisition of GA Financial, Inc. Mr. Ventura chairs our Compensation and Human Resources Committee, serves as a member of our Audit Committee and is also a director of First Commonwealth Bank. He earned a Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and Masters of Business Administration degree from Duquesne University and holds his Series 79 and 63 securities licenses. Mr. Ventura’s qualifications for Board service include his expertise in business and financial analysis and mergers and acquisitions and his experience as a director in the financial services industry.

Each director elected this year will continue in office until a successor has been elected. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

The Board of Directors recommends that you vote “FOR” each of the nominees listed above.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT ACCOUNTING FIRM

At the annual meeting, shareholders will be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. KPMG LLP has audited our financial statements since 2006.

The Audit Committee of the Board has appointed KPMG LLP as the independent auditors of First Commonwealth and our subsidiaries for the year ending December 31, 2015. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the annual meeting, the Board will review its future selection of auditors. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of First Commonwealth and its shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of the holders of a majority of First Commonwealth’s common stock present in person or represented by proxy at the annual meeting is necessary for ratification of the selection of KPMG LLP as our independent registered public accounting firm.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

AUDIT INFORMATION

Report of the Audit Committee

The Audit Committee of First Commonwealth’s Board of Directors operates under a written charter that specifies the Audit Committee’s duties and responsibilities. This charter is available on First Commonwealth’s website at www.fcbanking.com by following the links to “Investor Relations” and “Corporate Governance.”

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, First Commonwealth’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of First Commonwealth as of and for the year ended December 31, 2014 with First Commonwealth’s management and the independent auditors. The Audit Committee has also discussed with First Commonwealth’s independent auditors the firm’s independence from the Company and management, and has received the written disclosures and the communication from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent auditor’s communications with the Committee concerning independence. In addition, the Committee has discussed with the independent auditor the required communications of PCAOB Auditing Standard No. 16, Communication with Audit Committees.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in First Commonwealth’s annual report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,
Julie A. Caponi, Chair Gary R. Claus Laurie S. Singer Robert J. Ventura

Fees Billed by KPMG LLP to First Commonwealth

The aggregate fees billed by KPMG LLP for each of the fiscal years ended December 31, 2014 and 2013, respectively, were as follows:

	For the Fiscal Year Ended December 31, 2014 ($)	For the Fiscal Year Ended December 31, 2013 ($)
Audit Fees	1,283,870 (1)	975,060
Audit Related Fees	0	0
Tax Fees	0	41,490 (2)
All Other Fees	0	0

(1) The amount of “Audit Fees” for 2014 represents actual fees billed and does not include additional fees related to the integrated audit of First Commonwealth’s 2014 consolidated financial statements that may be billed after the date of this proxy statement.

(2) “Tax Fees” for 2013 consisted of fees for 1099 tax compliance services provided to our trust business.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by First Commonwealth’s independent auditors in order to assure that the provision of those services does not impair the accounting firm’s independence. Accordingly, the Audit Committee has adopted a policy for the pre-approval of audit and non-audit services by First

Commonwealth’s independent auditors. This policy allows the Audit Committee to pre-approve services through general pre-approval or specific pre-approval.

Under general pre-approval, the Audit Committee approves in advance the payment of up to a specified amount of fees for the performance of specified types of audit, audit-related, tax and other services by the independent auditors. The term of general pre-approval is generally twelve (12) months from the date of pre-approval. Any services that are not subject to general pre-approval or fees in excess of pre-approved limits must be specifically pre-approved by the Audit Committee on a case-by-case basis. Pre-approved fee levels or budgeted amounts for all services to be provided by the independent auditors are established annually by the Audit Committee.

The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management. However, the pre-approval policy allows the Audit Committee to delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

First Commonwealth is providing shareholders with the opportunity at the 2015 Annual Meeting of Shareholders to vote on an advisory resolution, commonly known as “Say-on-Pay,” to approve the compensation of First Commonwealth’s named executive officers. Such compensation is described on pages 21 through 49 of this proxy statement. We currently conduct Say-on-Pay votes annually; accordingly, the next Say-on-Pay vote is expected to occur in 2016.

The Compensation and Human Resources Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis section of this proxy statement and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, allow shareholders to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of First Commonwealth Financial Corporation’s named executive officers as described in the Compensation Discussion and Analysis section and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation and Human Resources Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion & Analysis, or CD&A, is intended to assist shareholders in understanding and evaluating the information found in this proxy statement about the compensation and benefits provided to First Commonwealth’s “named executive officers” (NEOs) in 2014. Our NEOs, which consist of our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), our former CFO and the three other executive officers who earned the highest compensation during 2014, are identified below.

Name	Positions
T. Michael Price	President and Chief Executive Officer
James R. Reske	Executive Vice President and Chief Financial Officer
Jane Grebenc	Executive Vice President and Chief Revenue Officer
I. Robert Emmerich	Executive Vice President and Chief Credit Officer
Norman J. Montgomery	Executive Vice President/Business Integration Group
Robert E. Rout	Former Chief Financial Officer

Overview of 2014 Executive Compensation

First Commonwealth produced strong earnings per share growth in 2014 while simultaneously implementing key initiatives that are expected to position the Company for improved financial performance in the future. The following are among the Company’s significant strategic accomplishments during 2014:

•	The Company successfully converted its core information technology systems replacing over 40 applications with an integrated suite of products. This project involved over two years of planning and substantial involvement from over 200 employees and is expected to provide expense savings from pre-conversion levels of approximately $1.5 million to $1.7 million per quarter, reduce operating risk and improve the Company’s speed to market with product innovation.

•	The Company launched a new mortgage banking division with an experienced leadership team, dedicated sales force and a full array of traditional mortgage products. This initiative added an essential community banking product and is expected to generate increased fee income and loan growth beginning in 2015.

•	The Company entered the Northeastern Ohio market with the opening of a business center in Cleveland staffed by experienced local lenders. The business center is expected to build upon the company’s existing lending presence in Northeastern Ohio and enhance commercial loan growth in a desirable and complementary market.

•	The Company acquired a property and casualty insurance agency to increase the scale of its existing insurance business and provide immediate access to additional insurance carriers and product capabilities.

•	The Company added key executive talent by hiring a new CFO with considerable merger and acquisition and capital markets expertise and a head of wealth management with strong investment management, trust and sales leadership experience.

The Compensation and Human Resources Committee (the “Committee”) provided a compensation program for NEOs in 2014 that aligned executive incentives with the transformative initiatives described above. The compensation program consisted of three primary elements: (1) base salary, (2) potential annual cash and equity incentive awards and (3) long-term equity incentive awards.

To implement the annual and long-term incentive components, the Committee established performance goals for 2014 under First Commonwealth’s Annual Incentive Plan (AIP) and for 2014-2016 under First Commonwealth’s Long-Term Incentive Plan (LTIP). In addition to 2014 goals tied to profitability and efficiency, the Committee included an objective related to the success of the core system conversion in the AIP. Annual performance goals for executives with risk management responsibilities also included individual performance goals that were tied to key business objectives.

2014 Performance Highlights

•	Adjusted for unusual items:[1]

•	Earnings per share increased 26% from $0.43 in 2013 to $0.54 in 2014.

•	Return on average assets increased from 0.68% in 2013 to 0.80% in 2014.

•	Return on equity increased from 5.70% in 2013 to 6.95 % in 2014.

•	Non-interest expense declined from $168.8 million in 2013 to $162.7 million in 2014, and the efficiency ratio[2] improved from 67.5% in 2013 to 65.8 % in 2014.

1 2014 financial results exclude the effect of a one-time charge in connection with a litigation settlement in the amount of $5.6 million (after tax) or $0.06 per share.

2 Efficiency ratio is noninterest expense as a percentage of net interest income, on a fully taxable equivalent basis, and noninterest income excluding gains and losses from securities transactions.

•	The Company’s long-term total return to shareholders remains strong. Total return to shareholders for the three-year period 2012-2014 was 92%, which placed the Company at the 88th percentile of its Pennsylvania peer group.

•	Credit quality trends were favorable in 2014 and remain strong.

•	The Company grew loans by $173.5 million or 4.0%.

•	The Company returned approximately $31 million of capital to shareholders by repurchasing approximately 3.6 million shares of common stock, while improved earnings enabled the Company to increase its quarterly dividend 16.7% to $0.07 per share.

Corporate Governance Highlights

We maintain important corporate governance policies:

•	Our directors receive a substantial portion of their compensation in stock, and all of our NEOs are subject to stock ownership guidelines.

•	Our “no-hedging” policy prohibits our directors, NEOs and all employees from engaging in hedging transactions with Company stock.

•	Our incentive compensation plans allow our Board to recoup any excess compensation paid to our NEOs if the Company restates its financial results upon which an award is based due to fraud, intentional misconduct or gross negligence.

•	Our long-term equity awards reward performance over a three-year time horizon.

•	We annually conduct a risk assessment of all of our compensation plans and the Committee annually reviews the assessment to ensure the compensation programs do not encourage inappropriate risk taking.

Summary of Executive Compensation Practices

Align executive pay with performance and align executive interests with shareholders	✓	Measure performance with financial, strategic and total return measures
	✓	Allow limited discretion on the part of the Compensation Committee to recognize individual performance that may not be reflected in specific pre-approved performance measures
	✓	Consider competitive pay opportunity as well as realizable pay in managing and aligning overall executive compensation arrangements and individual pay decisions
	✓	Limit the use of perquisites
	✓	Require directors and executives to maintain significant share ownership

Maintain effective governance of our programs	✓	Use of a claw-back in our annual cash bonus and long-term incentive plans
	✓	Conduct executive sessions of the Compensation Committee without management present
	✓	Prohibit liberal share recycling within the equity plan
	✓	Prohibit re-pricing of equity awards
	✓	Use double-trigger vesting of equity upon a change of control
	✓	Prohibit hedging or pledging of company stock by directors or executive officers
	✓	Utilize an independent compensation consultant that only serves the Board and Compensation Committee

Protect shareholders	✓	Do not provide any change of control excise tax gross-ups or benefit income gross-ups
	✓	Consider competitive pay opportunity as well as realizable pay in managing overall executive compensation costs and individual pay decisions
	✓	Require executives to agree to reasonable protective covenants including confidentiality and non-solicitation provisions
	✓	Generally maintain deductibility of executive incentive awards under 162(m) shareholder-approved plans
	✓	Emphasize the role of total return relative to others in our industry

Summary of Executive Compensation Actions

•	We adopted Annual Incentive and Long-Term Incentive Plans in 2014 that are materially the same as our 2013 plans and granted awards to our NEOs under these Plans on substantially the same terms as previous years.

•	In recognition of individual performance and leadership, we approved salary increases averaging 2% for the NEOs.

•	In 2015, in recognition of our strong annual 2014 performance, we paid Annual Incentive Plan awards between each NEO’s target and superior amount. Amounts in excess of the target award were paid in shares of restricted stock.

•	In 2015, pursuant to our 2012-2014 Long-Term Incentive Plan, and in recognition of our top-quartile total shareholder return (TSR) relative to our peers, we approved payout under the plan of one year time-vesting restricted stock at the maximum level for the component, representing 60% of the target payout. In 2014, pursuant to the 2011-2013 Long-Term Incentive Plan and our TSR performance during that period, we awarded payout at a level representing approximately 15% of target payout.

Composition and Role of the Compensation Committee

The Compensation and Human Resources Committee of the Board is comprised of five directors: Robert Ventura (Chairman), Julie Caponi, Ray Charley, Gary Claus and David Greenfield. Each member of the Committee is an “independent director” for purposes of the New York Stock Exchange listing standards for compensation committee members. The Committee operates under a written charter that is reviewed and approved annually by the Board. A copy of this charter is available under the “Investor Relations – Corporate Governance” section of our website, http://www.fcbanking.com.

The basic responsibilities of the Committee are to:

•	oversee First Commonwealth’s overall compensation structure, policies and programs, and assess whether that structure establishes incentives for management and employees that appropriately balance risk and financial results;

•	determine the CEO’s salary, bonus and other incentive and equity compensation and review and approve the individual and corporate goals assigned to the CEO and evaluate the performance of the CEO in light of those goals;

•	approve the salary, bonus and other incentive and equity compensation of the other executive officers and review and approve the individual and corporate goals assigned to the executive officers and the CEO’s evaluation of the performance of the executive officers in light of those goals;

•	oversee the succession planning and talent management processes; and

•	oversee the development, implementation and administration of incentive compensation and equity-based plans and approve awards under equity-based plans.

The Committee relies upon performance data, statistical information and other data regarding executive compensation programs and peer practices provided from time to time by First Commonwealth’s Human Resources department, officers and outside advisors. The Committee has access to individual members of management and employees and may invite them to attend any Committee meeting. The Committee has the power and discretion to retain, at First Commonwealth’s expense, independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

Independent Compensation Advisor

Board Advisory LLC has served as the Committee’s compensation advisor since 2010. Board Advisory provides the Committee with peer executive compensation data, as well as expertise and advice on various matters brought before the Committee. Board Advisory also provides data and advice relating to non-employee director compensation to the Governance Committee. As part of its engagement in 2014, Board Advisory was asked to evaluate our performance and compensation against the performance and compensation of our peer group, make recommendations regarding the design of executive incentive compensation plans and provide advice in connection with the amendment of our equity compensation plan and the disclosures within this proxy statement seeking shareholder approval of the amended equity plan.

The Committee has the sole authority to retain and terminate Board Advisory as its compensation consultant and approve fees and other engagement terms. The Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Committee and the Governance Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•	that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.

Role of Executives in Establishing Compensation

The CEO plays a significant role in the design and implementation of our compensation program for all executive officers other than himself. His role includes:

•	making recommendations on performance measures and goals for our incentive plans;

•	evaluating executive officer performance;

•	making recommendations regarding corporate titles, base salaries, annual and long-term incentive award opportunities and other employment terms for executive officers; and

•	providing background information for Committee meeting agenda items.

The CEO generally attends Committee meetings, but he is not present during executive sessions of the Committee at which his performance and compensation are discussed. Other members of management also attend meetings from time to time at the request of the Committee to provide reports and information on agenda topics.

Peer Comparisons

The Committee reviews a peer compensation assessment annually as a market check for the Company’s executive pay and performance. This assessment is performed using compensation data provided by Board Advisory. The peer group is intended to:

•	serve as a point of reference for defining the range of competitive pay practices, including the range of target total pay opportunities appropriate for First Commonwealth executive officers;

•	serve as a point of reference in understanding the relative expense burden associated with First Commonwealth executive officer pay;

•	help the Committee to assess pay-related talent risk by providing transparent pay data from those companies most likely to attract First Commonwealth’s executive officers; and

•	help the Committee test the alignment of actual pay delivered relative to Company performance and calibrate future payouts.

For 2014, and generally for prior recent years, the Committee used two peer groups for its compensation assessment. The first is a national group consisting of all community banks with assets of $4 billion to $10 billion. The national peer group is intended to provide stable information regarding competitive pay for First Commonwealth’s executive positions. The Committee then considered the local pay practices and performance of an 11-company group of banks having significant operations in or near First Commonwealth’s Pennsylvania market area, which we refer to as the “Pennsylvania peer group.” This peer group represents the banks that would most likely be an attractive source of talent and a realistic source of competition for current executive officers and aligns the Committee’s compensation philosophy with our strategic vision of becoming the top performing bank in Pennsylvania.

The Pennsylvania peer group consisted of the following companies:

Community Bank System	Northwest Bancshares, Inc.
FNB Corporation	S & T Bancorp Inc.
Fulton Financial Group	Susquehanna Bancshares
Metro Bancorp Inc.	Univest Corp.
N B T Bancorp Inc.	Wesbanco Inc.
National Penn Bancshares

Due to changes in the size and composition of the Pennsylvania peer group over time, including the recently-announced acquisition of Susquehanna Bancshares by a large regional bank, the Committee approved a new peer group in February 2015. The new peer group will be comprised of 21 publicly traded commercial banks with headquarters in the Mid-Atlantic and Midwest regions and total assets generally between $3.5 billion and $12.1 billion, which is roughly one-half to double First Commonwealth’s asset size. FNB Corporation is included, at $15.8 billion, based on its position as a key competitor for talent, customers and investors within our market. This peer group will replace both the Pennsylvania peer group and national peer group for incentive plans and compensation assessments beginning in 2015. The Committee determined that a larger peer group was appropriate to allow for a wider distribution of data points and the likelihood that some members may exit the peer group due to acquisitions.

The following table provides a comparison of the former and 2015 peer groups.

		Assets ($billions)
Peer Company	Headquarters	Former Peer Group		2015 Peer Group
1st Source Corp.	South Bend, IN			$4.8
Chemical Financial Corp.	Midland, MI			$6.6
Community Bank Systems, Inc.	De Witt, NY	$7.5		$7.5
Community Trust Bancorp	Pikeville, KY			$3.7
FNB Corporation	Pittsburgh, PA	$15.8		$15.8
First Financial Bancorp	Cincinnati, OH			$7.3
First Merchants Corp.	Muncie, IN			$5.6
Fulton Financial Corp		$17.2		N/A
Great Southern Bancorp, Inc.	Springfield, MO			$3.9
Lakeland Bancorp, Inc.	Oak Ridge, NJ			$3.5
Metro Bancorp		$3.0		N/A
National Penn Bancshares	Allentown, PA	$8.6		$8.6
NBT Bancorp Inc.	Norwich, NY	$7.9		$7.9
Northwest Bancshares Inc.	Warren, PA	$7.8		$7.8
Park National Corp.	Newark, OH			$7.0
Republic Bancorp, Inc.	Louisville, KY			$3.6
S&T Bancorp	Indiana, PA	$4.9		$4.9
Sandy Spring Bancorp, Inc.	Olney, MD			$4.2
Susquehanna Bancshares Inc.		$18.6		N/A
Talmer Bancorp Inc.	Troy, MI			$5.7
Tompkins Financial Corp.	Ithaca, NY			$5.1
United Bankshares Inc.	Charleston, WV			$12.1
Univest Corp of Pennsylvania		$2.2		N/A
Wesbanco Inc.	Wheeling, WV	$6.3		$6.3
WSFS Financial Corporation	Wilmington, DE			$4.8

Median		$7.8		$5.7
First Commonwealth Financial Corp.		$6.4		$6.4
First Commonwealth Percentile Rank		31	st	56	th

In assessing the pay-for-performance relationship, the Committee considers the historic realizable pay provided by the Company to its CEO and other NEOs in relation to the Company’s performance. Realizable pay consists of actual base salary and annual cash incentives paid, the fair market value of full-value share grants and payouts (or shares earned) under long-term incentive plans for a specified performance period. The Committee believes this can be a more accurate reflection of the actual compensation delivered to the NEOs than the amounts reported in the Summary Compensation Table, which include a mix of actual pay and unearned long-term pay opportunities. The charts below shows the realizable pay of the Company’s CEO compared to the 11-company Pennsylvania peer group, relative to the Company’s ROE and relative to the Company’s total shareholder return (TSR) over the most recent three-year period, 2011 through 2013 (the most recent publicly-available compensation data as of the publication of this proxy statement). As these charts illustrate, the relatively low CEO pay realized through Company programs remained commensurate in comparative terms with Company performance over the same three-year time period.

Executive Compensation Philosophy and Strategy

Overall Objective.

The Committee believes that the success of the Company in achieving its strategic objectives will depend in large part on the talent and leadership of its executives and the alignment of those executives with the interests of our investors. Accordingly, the Committee’s philosophy toward executive compensation can be summarized as follows:

•	Competitive Compensation. We will provide compensation opportunities to executive officers that, in the aggregate, reflect the median practices of similarly-sized community banks nationwide and our Pennsylvania peer banks, adjusted for individual variance in skill and contribution.

•	Pay-for-Performance. To earn competitive total pay levels, executive officers will be required to meet financial and operating objectives derived from internal business plan objectives as well as outperform their Pennsylvania peers.

•	Link Compensation to Talent and Accountability. To attract, retain and develop superior talent, we assess the leadership skills and professional competence of executive officers as part of our overall assessment of individual performance. Executives are held individually accountable for providing leadership to the organization and achievement of individual internal financial and non-financial objectives, as well as identifying and developing successors. Results of this assessment serve as input to Committee deliberations over salary increases and incentive adjustments and as input to related management selection and employment discussions.

•	Promote Long-Term Share Ownership. We use share ownership to support risk management efforts, balancing demands for short term results with long term consequences. All annual incentive awards in excess of target and all long term incentive awards are paid with restricted shares of Company stock, and all executives are expected to maintain a significant investment in the Company and meet share ownership and retention guidelines.

•	Provide Reasonable Income Security. We provide change of control agreements to our executive officers consistent with industry standards and competitive requirements. These agreements are designed to foster stability and retain well-qualified executives by providing reasonable income protection upon termination of employment following a change of control. All agreements are “double trigger,” requiring both a change of control and the loss of employment, and no agreement provides for any gross-up of taxes.

The following graph shows the direct relationship between our financial performance and our CEO total compensation levels by comparing our return on average assets to the total annual compensation for Mr. Price, since he was named CEO of First Commonwealth in January 2012:1

Compensation Positioning and Mix.

First Commonwealth generally targets its total compensation package (both individual components and in the aggregate) to be competitive with the market. While targets are set to provide competitive pay for meeting expected performance, actual pay levels (by component and in the aggregate) vary to reflect performance relative to goals and industry performance over both short- and long-term timeframes. In the aggregate, the objective of First Commonwealth’s total compensation program is to provide a balanced mix of fixed and variable (i.e., incentive / performance) and cash and equity compensation. The target mix of compensation will vary based on the executive’s role, and the actual mix will vary based on performance. For example, in a year when no annual incentive is paid, the percentage of total compensation paid in salary will increase.

The Committee generally targets incentive compensation to represent approximately 50% of the total compensation opportunity for the CEO and 33% to 39% of the total compensation opportunity of other NEOs.

1 ROA for 2014 excludes the effect of a one-time charge in connection with a litigation settlement in the amount of $5.6 million (after tax). CEO Compensation includes allocation of 2012 special retention award over the four year vesting period.

The following charts illustrate the target and actual compensation mix for our CEO for 2014. The target compensation mix depicted below is derived from the target annual incentive payout and the target long-term incentive grant value relative to the CEO’s actual salary. The actual compensation mix reflects actual CEO salary and the annual incentive earned for 2014 performance (both as reflected in the summary compensation table), as well as the value of the shares earned from the 2012-2014 long-term incentive plan award.

Elements of Compensation.

The compensation program for our NEOs consists of base salary, cash and equity-based incentive compensation and other benefits. Each of these elements of compensation is described below.

Base Salary. We provide base salaries to compensate our NEOs for services performed during the year. Base salaries further our objectives of attracting and retaining executive talent and providing compensation that is competitive with our peers. Base salary directly affects the size of incentive plan awards, because we express incentive plan awards as a percentage of salary.

Base salaries for executive officers are determined by:

•	Evaluating the responsibilities of the position held and the experience of the individual; and

•	Considering the competitive marketplace for executive talent, primarily through a comparison to base salaries for comparable positions with companies in our Pennsylvania and national peer groups.

The Committee typically reviews base salaries annually as part of the performance review process as well as upon promotion or other change in job responsibility. Adjustments to base salaries, within a range of competitive practices, are determined primarily by:

•	The performance of the executive’s business unit or area or responsibility, based upon measures contained in business unit scorecards and the success of business unit operating initiatives; and

•	An evaluation of the executive’s personal development, which includes an assessment of his or her individual skills and attributes through a formal performance evaluation and progress on individual development objectives.

Incentive Compensation. In order to align pay with corporate performance, the Committee seeks to appropriately balance fixed compensation with variable, or “at risk,” incentive compensation that is contingent on performance and the financial success of the organization.

For 2014, the NEOs and certain other key executives participated in two incentive compensation plans:

•	an annual incentive plan, or AIP, which provides for the payment of annual cash awards (and to the extent the target goals are exceeded, time-based restricted stock) based on the attainment of annual corporate performance measures, and

•	a long-term incentive compensation plan, or LTIP, which provides performance-based equity compensation determined by the attainment of corporate performance measures relative to the Company’s peers over a rolling three-year period.

Each plan includes performance goals with “threshold,” “target” and “superior” performance levels. The threshold level represents the minimum acceptable level of performance to earn an award under the particular performance goal. The target level of performance is generally aligned with our budget in the case of corporate performance goals under the AIP and performance that exceeds the peer median in the case of our LTIP. Superior performance reflects stretch targets in the case of corporate performance goals under the AIP and performance within the top quartile of our peer group in the case of our LTIP. The Committee has discretion to consider unusual factors and their resulting effect on our performance, e.g. significant merger and acquisition transactions, the impact of share repurchase activity on the achievement of performance goals, strategic decisions that have an adverse impact on near-term results such as conversion-related expenses, unusual investment gains or losses, corporate and balance sheet restructuring, significant asset sales and other items it deems appropriate in determining the extent of which we achieve our performance goals.

These plans are intended to align our executives’ financial interests with those of our investors. The combination of annual and long-term incentives is intended to balance our desire to improve financial results over the short term with the need to employ prudent and sustainable growth strategies.

Benefits.

The executive officers participate in employee benefit programs available to all other eligible employees of First Commonwealth, including our 401(k) plan, and group medical, life and disability insurance. In addition, First Commonwealth maintains a Nonqualified Deferred Compensation Plan that is designed to restore benefits that are not available to them under our 401(k) plan as highly compensated employees, according to rules of the IRS. Under the terms of this Plan, each participant may contribute up to 25% of his/her compensation to the Plan in the form of a salary reduction. There are presently no employer matching contributions under this Plan.

Agreements with Executives.

We provide employment and change of control agreements to certain executive officers to promote stability and continuity of executive officers and ensure their interests are aligned with shareholders. Terms of these agreements consider marketplace practices and First Commonwealth’s unique needs and are tailored to the individual executive with a focus on retention and recruitment. The change of control agreements contain a “double trigger,” providing benefits only upon an involuntary termination or constructive termination of the executive officer in connection with a change of control. The agreements do not provide for any tax gross-ups payments upon a change of control event. The Committee considers change of control agreements to be necessary in the current financial services industry legal, regulatory and economic environment. Details on employment agreements and change of control agreements are included under “Potential Payments Upon Termination or Change of Control” on page     .

Stock Ownership Guidelines.

The Committee has established stock ownership and retention guidelines to encourage higher levels of stock ownership by our executive officers. These guidelines are summarized in the table below.

	Ownership Target (lesser of)
Position	Multiple of Salary	Or	Number of Shares
Chief Executive Officer	5X	Or	300,000
Chief Financial Officer / Bank President	3X	Or	140,000
Other Executive Officers	2X	Or	60,000
Other key officers	1X	Or	25,000

Executives are not required to purchase shares to reach these ownership guidelines. However, they are restricted from liquidating shares received as equity-based compensation (net of tax) until the guidelines are achieved, and are required to retain at least 50% of shares earned under equity-based compensation plans once the guidelines have been met. The Committee believes that these stock ownership guidelines, coupled with the use of equity-based compensation in our AIP and LTIP, will increase the level of executive stock ownership over time, which will further align the interests of our executives with shareholders.

Policy Regarding Derivatives, Short Sales and Hedging.

First Commonwealth’s policy prohibits directors and executive officers from pledging shares on margin, trading in derivative securities of First Commonwealth’s common stock, engaging in short sales of First Commonwealth securities, or purchasing any other financial instruments that are designed to hedge or offset any decrease in the market value of First Commonwealth securities.

Executive Compensation Decisions in 2014

Base Salary

The Committee approved Mr. Reske’s base salary in connection with his employment as Executive Vice President and Chief Financial Officer in April 2014. In January 2014, the Committee approved normal merit increases for Mr. Price and other NEOs. The table below compares the base salaries of the NEOs as of December 31, 2013 and 2014.

	2014 Base Salary	2013 Base Salary
T. Michael Price	$437,000	$428,400
James R. Reske	$350,000	N/A
Jane Grebenc	$357,000	$350,000
I. Robert Emmerich	$275,400	$270,000
Norman J. Montgomery	$262,650	$257,500

Annual Incentive Plan

The Committee approved AIP participation for the NEOs in January 2014. The 2014 AIP utilized corporate performance measures to maximize the alignment between executive incentive pay and corporate performance. The Committee retained earnings per share (“EPS”) and efficiency ratio as corporate performance measures but substituted return on average assets (“ROA”) for return on average equity (“ROE”) in the AIP. The Committee concluded that ROA effectively measures corporate performance without creating conflict with the board-approved equity leverage that is inherent in ROE. The Committee also included in the incentive a performance goal tied to the success of the core system conversion in the 2014 AIP to recognize the importance and magnitude of this project. Finally, the Committee retained an individual performance component for those executive officers with risk management responsibilities (our Chief Credit Officer, Chief Risk Officer and Chief Audit Executive) with a weighting of 30%.

The table below lists the performance goals for the 2014 AIP and their respective weightings and threshold, target and superior performance levels, and results:

	Performance Range				Weighting
Performance Goal	Threshold	Target	Max	Results	Risk Executives	All Other NEOs
EPS	$0.41	$0.46	$0.58	$0.54	25%	40%
ROA	0.61%	0.68%	0.85%	0.80%	15%	20%
Efficiency Ratio	69.00%	66.85%	65.00%	65.77%	15%	20%
Core System Conversion	Discretionary			Achieved	15%	20%
Individual Performance	Discretionary			Varies	30%	0%
					100%	100%

In 2014, excluding the effect of a one-time charge in connection with a litigation settlement in the amount of $5.6 million (after tax) or $0.06 per share, First Commonwealth achieved earnings per share of $0.54 per, return on average assets of 0.80% and an efficiency ratio of 65.8%, each of which fell between the target and superior performance levels. The Committee determined that the impact of the litigation settlement should be excluded for purposes of determining the attainment of corporate performance goals due to the fact that the lawsuit stemmed from a product that was offered long before the tenure of the current management team and the terms of the settlement were appropriate when weighed against the risks of further litigation. The Committee also determined that Mr. Emmerich achieved his individual goals at the Superior performance level due to improved asset quality and lower provision for loan losses compared to 2013 and the budget for 2014. As a result, the Committee approved a payout under the AIP to each of the NEOs between the target and superior performance levels. In accordance with the terms of the AIP, each NEO received a cash payment in the amount of the target incentive award and shares of one year time-vesting restricted stock for the portion of his or her award in excess of target, in each case as set forth in the table below.

Executive	Percent of Target Earned	Target Cash Payout	Above Target (in Stock)	Annual Incentive Payout
T. Michael Price	126.2%	$218,500	$57,313	$275,813
Jane Grebenc	126.2%	$124,950	$32,774	$157,724
James R. Reske	126.2%	$91,875	$24,099	$115,974	(1)
I. Robert Emmerich	133.0%	$68,850	$22,725	$91,575
Norman J. Montgomery	126.2%	$65,663	$17,223	$82,886
(1) The 2014 AIP award for Mr. Reske was prorated at three-fourths (3/4) based upon the portion of the year during which he was employed.

Long-Term Incentive Plans

2012-2014 LTIP.   2014 represented the final year of the three-year performance cycle for the 2012-2014 LTIP. Under the 2012-2014 LTIP, participants received time-vesting shares of restricted stock and performance restricted stock units. The time-vesting shares vested on December 31, 2014. The vesting of performance restricted stock units was based upon First Commonwealth’s ROE and total return to shareholders in relation to the Pennsylvania peer group during the performance period. The Committee determined that the company’s ROE fell short of the threshold performance level, while total return to shareholders of 92% over the performance period resulted in performance at the 88th percentile of the peer group, which is a superior level of performance. Accordingly, the Committee determined that each participant earned 60% of the target share award.

2014-2016 LTIP.   In January 2014, the Committee approved LTIP awards to the NEOs based on performance over a three-year performance cycle from 2014 through 2016. Awards under the 2014-2016 LTIP consist entirely of performance-vesting restricted stock units. The number of shares which may be earned under the LTIP ranges from 40% of the target award for threshold performance to 200% of the target award for superior performance. Performance measures under the 2014-2016 LTIP are based on the Company’s financial performance in relation to the Pennsylvania peer group. The Company’s performance must reach the 35th, 55th, or 75th percentile of the peer group to merit a threshold, target or superior award, respectively. The measures and weightings are as follows:

Measure	Weighting
ROE relative to peers[1]	60%
Three-year total return to shareholders relative to peers	40%
[1] Based on the average of Company ROE relative to peers for 2015 and 2016.

Agreements with Executives.   The Committee approved the terms of an Employment Agreement and Change of Control Agreement and a restricted stock award for Mr. Reske in connection with his acceptance of employment as our Executive Vice President and Chief Financial Officer. The Committee determined that the terms of these agreements were reasonable and customary for this position and necessary to attract and retain an executive of Mr. Reske’s caliber.

Tax Treatment of Compensation

Section 162(m) of the Code limits the deductibility of the compensation in excess of one million dollars paid to the CEO, CFO and the three most highly compensated executive officers other than the CEO and CFO, unless such compensation qualifies as “performance-based compensation.” We intend for awards under our AIP and LTIP (other than awards of time-vested restricted stock) to meet the performance-based compensation exception to the annual one million dollar limitation. While we are cognizant of the tax deduction limitations applicable to our compensation program for NEOs, we may set compensation levels outside the deduction limitations if we deem the amount of compensation appropriate.

Advisory Vote on Executive Compensation

Our shareholders approved, in an advisory vote, the compensation of our NEOs at our 2014 annual meeting of shareholders. The advisory vote received the support of approximately 98% of the votes cast (excluding abstentions and broker non-votes). While the Committee considered the results of this advisory vote to be overwhelmingly favorable, it did not speculate as to the intent of the shareholders or otherwise consider the advisory vote when making decisions regarding the compensation of our NEOs.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the preceding pages of this proxy statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as filed with the Securities and Exchange Commission.

Respectfully submitted,
Robert J. Ventura, Chairman
Julie A. Caponi
Ray T. Charley
Gary R. Claus
David W. Greenfield

Summary Compensation Table

The table below shows compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
T. Michael Price President and Chief Executive Officer	2014 2013 2012	435,567 427,000 420,000	-- -- --		263,562 73,600 764,400	218,500 131,097 118,582	78,659 32,550 34,000	996,288 664,247 1,336,982
James R. Reske Executive Vice President and Chief Financial Officer	2014	237,372	50,000	(5)	379,756	91,875	22,718	781,721
Jane Grebenc Executive Vice President and Chief Revenue Officer	2014 2013	355,833 210,898	25,000 25,000	(6)	148,277 398,050	124,950 46,464	20,255 17,132	674,315 697,544
I. Robert Emmerich Executive Vice President and Chief Credit Officer	2014 2013 2012	274,500 268,333 260,000	-- -- 20,000		88,727 73,600 71,520	68,850 69,536 49,647	24,269 22,430 21,400	456,346 433,899 422,567
Norman J. Montgomery Executive Vice President and Business Integration Group Manager	2014 2013 2012	261,792 256,250 232,808	-- -- --		83,213 73,600 59,600	65,663 48,834 39,198	17,272 16,775 15,712	427,939 395,459 347,318
Robert E. Rout Former Executive Vice President and Chief Financial Officer	2014 2013 2012	135,613 375,814 372,708	-- -- --		-- 73,600 131,120	-- 86,154 73,660	195,503 17,830 17,650	331,116 553,398 595,138

(1)	Annual salary includes compensation deferred at the election of the named executive officer pursuant to First Commonwealth’s 401(k) plan and non-qualified deferred compensation plan.

(2)	Stock awards for 2014 consist of the following:

•	In the case of Mr. Reske, an equity inducement award of 27,500 shares of restricted stock granted on April 10, 2014 in connection with his employment as Executive Vice President and Chief Financial Officer. These shares vest in three equal installments on each of the first three anniversaries of the grant date.

•	In the case of all NEOs other than Mr. Rout, performance-based restricted stock unit awards (“RSUs”) granted under the Company’s 2014-2016 long-term incentive plan (“LTIP”). The RSUs vest only if the Company achieves certain performance goals and the officer continues his or her employment with the Company until the end of the performance period (i.e., December 31, 2016).

•	In the case of all NEOs other than Mr. Rout, the portion of awards earned by each NEO under the 2014 Annual Incentive Plan that exceeds such NEO’s target award, which amount is paid in shares of time-vesting restricted stock.

All stock awards are reflected at their grant date fair value, as determined pursuant to Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Assumptions used in the calculation of this amount are included in Note 23 to the Company’s audited financial statements for the fiscal year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K. The amounts reflected for performance-based restricted stock units assume that we will achieve the required performance goals at target levels and that the officer will continue to be employed by us through December 31, 2016. The following table provides additional information regarding the performance-based RSUs granted during 2014. The target amounts have been included in the above table and are reflected below for comparative purposes:

Name	At Target ($)	At Superior ($)
T. Michael Price	206,250	412,500
James R. Reske	119,980	239,960
Jane Grebenc	115,500	231,000
I. Robert Emmerich	66,000	132,000
Norman J. Montgomery	66,000	132,000

(3)	Represents cash awards earned by the named executive officers under our 2014 Annual Incentive Plan (“AIP”).

(4)	The amounts shown under the heading “All Other Compensation” include, with respect to each named executive officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, and (ii) dividends on unvested shares of restricted stock:

Name	Matching 401(k) Contributions ($)	Restricted Stock Dividends ($)
T. Michael Price	15,600	15,145
James R. Reske	--	5,775
Jane Grebenc	9,755	10,500
I. Robert Emmerich	15,250	9,019
Norman J. Montgomery	14,472	2,800
Robert E. Rout	6,836	1,943

The amount shown for Mr. Price includes relocation expenses of $47,914.

The amount shown for Mr. Reske includes temporary living expenses of $16,943.

The amount shown for Mr. Rout includes payments totaling $186,724 to Mr. Rout pursuant to a Retirement and Transition Services Agreement dated November 29, 2013 between the Company and Mr. Rout.

(5)	The amount shown under the heading “Bonus” for Mr. Reske represents a signing bonus paid in connection with his employment as Executive Vice President and Chief Financial Officer.

(6)	The amount shown under the heading “Bonus” for Ms. Grebenc represents the second half of a signing bonus paid in connection with her employment as Executive Vice President and Chief Revenue Officer.

Grants of Plan-Based Awards

The following table shows information on plan-based awards to the named executive officers during 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
T. Michael Price	1/27/2014	54,625	218,500	327,750	10,000	25,000	50,000	6,216	263,562
James R. Reske	4/10/2014	22,969	91,875	137,813	5,600	14,000	28,000	30,114	379,756
Jane Grebenc	1/27/2014	31,238	124,950	187,425	5,600	14,000	28,000	3,555	148,277
I. Robert Emmerich	1/27/2014	17,213	68,850	103,275	3,200	8,000	16,000	2,614	88,727
Norman J. Montgomery	1/27/2014	16,416	65,663	98,495	3,200	8,000	16,000	1,868	83,223
Robert E. Rout	N/A	--	--	--	--	--	--	--	--

(1)	Amounts reflected under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the table above represent the award opportunities for named executive officers under our AIP for 2014 based upon the “threshold,” “target” and “maximum” (referred to as “superior” in the AIP) levels of performance for all relevant performance goals. The 2014 AIP award for Mr. Reske was prorated at three-fourths (3/4) based upon the portion of the year during which he was employed. Awards under the 2014 AIP were payable in cash up to the amount of the target award and in shares of time-vested restricted stock for any amount in excess of the target award amount. The number of shares is determined by dividing such excess by the fair market value of our stock on December 31, 2014. Cash awards earned by each named executive officer under the 2014 AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Restricted share awards earned by each NEO under the 2014 AIP are reflected under the “Stock Awards” column of the Summary Compensation and are included in the table above under “All Other Stock Awards” and “Grant Date Fair Value of Stock Awards.” Refer to the discussion of “2014 Incentive Plans” under the Compensation Discussion and Analysis section of this proxy statement for additional information concerning the 2014 AIP.

(2)	The amounts reflected under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the table above represent the number of shares of restricted stock that may be issued to our named executive officers under the 2014-2016 LTIP based upon the “threshold,” “target” and “maximum” (referred to as “superior” in the LTIP) levels of performance for all relevant performance goals. Performance-based awards deemed earned for the 2015-2016 performance period will be paid in time-vested restricted stock which will vest one year following the end of the performance period (i.e., December 31, 2017).

(3)	The amounts under the “All Other Stock Awards” reflect (i) in the case of each NEO other than Mr. Rout, the number of shares of time-vested restricted stock awarded to the NEO pursuant to the 2014 AIP; and (ii) in the case of Mr. Reske, the number of shares of time-vested restricted stock granted to Mr. Reske as an equity inducement award upon his employment as Chief Financial Officer.

(4)	The amounts shown under “Grant Date Fair Value of Stock Awards” represents the grant date fair value of all performance-based and time-vested restricted stock awards granted in 2014, assuming performance at target levels, and the grant date fair value of the equity inducement award granted to Mr. Reske in 2014, in each case, as determined under ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the number and market value of unvested stock awards held by the named executive officers as of December 31, 2014:

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
T. Michael Price	1/27/2014 1/28/2013 1/1/2012	-- -- 50,000	-- -- 461,000	10,000 4,000 --	92,200 36,880 --
James R. Reske	4/10/2014 4/10/2014	27,500 --	253,550 --	-- 5,600	-- 51,632
Jane Grebenc	1/27/2014 5/31/2013 5/31/2013	-- 30,000	-- 276,600	5,600 -- 4,000	51,632 -- 36,880
I. Robert Emmerich	1/27/2014 1/28/2013 4/1/2011	-- -- 25,000	-- -- 230,500	3,200 4,000 --	29,504 36,880 --
Norman J. Montgomery	1/27/2014 1/28/2013 2/24/2012	-- -- 10,000	-- -- 92,200	3,200 4,000 --	29,504 36,880 --
Robert E. Rout	N/A	--	--	--	--

(1)	Shares reflected in this column include special awards of time-vested restricted stock issued to Mr. Reske in 2014, Ms. Grebenc in 2013, Messrs. Price and Montgomery in 2012, and Mr. Emmerich in 2011.

(2)	Market values are calculated using the closing market price of First Commonwealth’s stock on the NYSE on the last trading day of 2014 ($9.22 per share).

(3)	Shares reflected in this column represent the number of shares that would be issued to each named executive officer under our 2013-2015 LTIP and 2014-2016 LTIP assuming that the threshold level of performance is achieved for each plan.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options during 2014. The following table presents information concerning shares of restricted stock held by named executive officers that vested during 2014:

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
T. Michael Price	29,091 (2)	258,219
James R. Reske	--	--
Jane Grebenc	15,000 (3)	129,000
I. Robert Emmerich	7,212 (4)	66,495
Norman J. Montgomery	--	--
Robert E. Rout	11,740 (5)	95,564

(1)	Calculated by multiplying the number of shares acquired on vesting by market value of the shares on the vesting date using the closing market price of First Commonwealth’s stock on the NYSE on the vesting date.

(2)	Consists of 25,000 shares of restricted stock, representing one-fourth of a restricted stock award that was granted to Mr. Price upon his appointment as Interim President and CEO, which vested January 1, 2014, and 4,091 shares of restricted stock representing shares earned under the 2011-2013 LTIP, which vested December 31, 2014.

(3)	Represents one-third of a restricted stock award that was granted to Ms. Grebenc upon her employment as Executive Vice President and Chief Revenue Officer which vested May 31, 2014.

(4)	Consists of 1,212 shares earned under the 2011-2013 LTIP and 6,000 shares of time-vested restricted stock awarded under the 2012-2014 LTIP, each of which vested December 31, 2014.

(5)	In accordance with the Retirement and Transition Services Agreement between the Company and Mr. Rout, a pro rata portion of the restricted shares earned under the 2011-2013 LTIP and the time-vested restricted stock awarded to Mr. Rout under the 2012-2014 LTIP vested upon his retirement on May 16, 2014.

Nonqualified Deferred Compensation

We maintain a non-qualified deferred compensation plan in which each named executive officer may contribute up to 25% of his or her base salary. Amounts held in the plan may be invested at the discretion of the executive in one or more eligible mutual funds. Plan assets are generally distributed in a lump sum following the later of the termination of the officer’s employment or the attainment of age 62. Amounts held in the plan are not subject to vesting or forfeiture. The following table presents executive and employer contributions, aggregate earnings, withdrawals and distributions and year-end balance for each of the named executive officers for 2014:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
T. Michael Price	34,272	--	(7,337)	--	269,841
James R. Reske	--	--	--	--	--
Jane Grebenc	--	--	--	--	--
I. Robert Emmerich	--	--	--	--	--
Norman J. Montgomery	20,600	--	2,689	--	52,604
Robert E. Rout	37,975	--	9,890	--	215,609

(1)	Amounts contributed to the non-qualified deferred compensation plan are invested in third party investment vehicles, such as mutual funds and money-market accounts. These amounts are included in the Salary column of the Summary Compensation Table.

(2)	Earnings reflect the market return on plan investments and include interest, dividends and appreciation (or depreciation) in the net asset value of investments held in each named executive officer’s Non-Qualified Deferred Compensation Plan account.

Compensation Policies and Practices Relating to Risk Management

As a financial services institution, our objective is to effectively understand and manage our risk exposures and to ensure we are compensated appropriately for the risks that we take. Incentive plans play an important role in our success by providing specific rewards for achievement of goals, while balancing the risks we undertake with asset quality and safety and soundness considerations. We follow the following compensation policies and practices to ensure that we achieve this balance:

•	All of our incentive plans have explicit provisions that allow First Commonwealth to recoup any amounts paid to an employee as a result of erroneous or intentionally misrepresented data.

•	Our corporate banking incentive plans provide the Company with the right to recover any payments made to an employee in respect of loans that are downgraded to non-accrual status or charged off within 24 months after origination.

•	Our corporate banking incentive plans have explicit credit quality disqualifiers, which can reduce or eliminate an incentive otherwise earned if the employee fails to follow established portfolio management requirements.

•	All sales and service incentives, including all incentives relating to the sale of loan and line-of-credit products, are capped at a performance level reflecting strong but achievable results, at total earnings levels that are within a range of competitive pay levels.

•	All sales and service incentive plans are reviewed annually and must be approved by a panel of executive officers.

•	All incentives are monitored by our Human Resources department for compliance with documentation, risk profile and credit quality requirements.

In addition, management performs an annual assessment of First Commonwealth’s incentive plans in order to determine the extent to which the incentives could potentially encourage excessive risk taking by our employees or otherwise expose the organization to risks that could destroy shareholder value or jeopardize the safety and soundness of First Commonwealth Bank. This assessment is reviewed by the Risk Committee and Compensation and Human Resources Committee of the Board of Directors. In 2014, the assessment was conducted by our Chief Risk Officer and our Assistant Compensation Manager. These officers reviewed incentive designs, performance metrics, and resulting performance/payout relationships for positions where incentives for individual behavior could potentially create an incentive for excessive risk taking, as well as mitigating controls in the design and administration of incentive plans. The assessment concluded that our compensation policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

Potential Payments Upon Termination or Change of Control

First Commonwealth has entered into agreements with certain executive officers and key employees, including each named executive officer, which provide for the payment of severance and benefits in the event of a qualifying termination of employment following a change of control. In addition, Mr. Price, Mr. Reske and Ms. Grebenc are parties to employment agreements that entitle those officers to receive severance payments and benefits if their employment is terminated under certain circumstances. These agreements are summarized below. Except as provided in these agreements, First Commonwealth has not agreed to pay severance or provide benefits to any of the named executive officers following the termination of his or her employment.

Change of Control Agreements

We have entered into a Change of Control Agreement with each of the Named Executive Officers which entitle the executive to receive severance payments in equal monthly installments over a specified period following the termination of his or her employment if the executive is terminated without “cause” (as defined below) or terminates his or her employment for “good reason” (as defined below) within a specified period following the occurrence of a “change of control” (as defined below) of First Commonwealth, each of which is referred to in the Change of Control Agreements as a “qualifying termination.”

As used in the Change of Control Agreements: (A) “cause” includes (i) the conviction of a felony which results or is intended to result in a loss to the Company or its clients, employees, directors or officers; (ii) the failure to perform the executive’s duties with the degree of skill and care reasonably expected of a professional of his or her experience and stature after notice and an opportunity to cure; (iii) acts of dishonesty which result in material damage to the business or reputation of the Company; or (iv) a violation of the terms of the Change of Control Agreement or any Company policy or procedure which is deliberate and results or is intended to result in material damage to the business or reputation of the Company; (B) “good reason” includes (i) the diminution of or assignment of duties which are inconsistent with the position, authority, duties or responsibilities of the executive prior to the change of control; (ii) changing the location of the executive’s employment by more than fifty miles or substantially increasing the executive’s travel obligations; or (iii) reduction of the executive’s base salary or discontinuance of any benefit, welfare or compensation plan or material fringe benefit for the executive; and (C) “change of control” means (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of our stock; (ii) a change in the composition of the majority of our Board of Directors (except for nominees who are approved by a majority vote of the incumbent Board); or (iii) a merger, reorganization, consolidation, sale or similar transaction in which the persons who owned our outstanding shares prior to the transaction do not beneficially own at least 50% of the outstanding shares of the resulting entity. However, the placement of the Company into receivership by the FDIC, the sale of the Company in an FDIC-assisted transaction or a change in the composition of our Board of Directors at the direction of an agency having supervisory authority over us will not constitute a “change of control” for purposes of the Change of Control Agreements.

The monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following:

•	the executive’s annual base salary immediately prior to the change of control;

•	the average of the aggregate amount of all bonuses paid to the executive during the thirty-six months prior to the change of control;

•	the aggregate amount of all contributions by First Commonwealth for the account of the executive under First Commonwealth’s 401(k) plan during the twelve months prior to the change of control; and

•	the aggregate amount of any contributions by First Commonwealth to the executive’s Non-Qualified Deferred Compensation Plan account during the twelve-months prior to the change of control.

In addition to severance payments, the former executive and his or her family will continue to receive, at the employer’s expense, the same level of medical benefits for up to eighteen (18) months following the occurrence of a qualifying termination.

If the payments and benefits to which the executive is entitled under his or her Change of Control Agreement, either alone or together with any other payments or benefits that he or she is entitled to receive from First Commonwealth, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by First Commonwealth and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

The following table sets forth the payments and the value of benefits that each such person would have been entitled to receive if a qualifying termination had occurred following a change of control on December 31, 2014:

Name	Severance Period	Aggregate Severance Payments ($)	Value of Health Benefits ($)(1)
T. Michael Price	24 months	1,071,653	23,720
James R. Reske	24 months	800,000	23,720
Jane Grebenc	24 months	876,438	23,720
I. Robert Emmerich	24 months	674,089	7,845
Norman J. Montgomery	12 months	306,573	15,060

(1) Calculated using actual premium costs for 2014 and estimated premium costs for 2016 based on a 15% projected annual increase in premiums.

Employment Agreement with Mr. Price

We entered into an employment agreement with Mr. Price in November 2007 when he joined First Commonwealth as President of First Commonwealth Bank, and we entered into an amended and restated employment agreement with Mr. Price when he assumed the position of Interim President and Chief Executive Officer of the Company effective January 1, 2012. Under the terms of his employment agreement, as amended and restated, Mr. Price is employed for successive one-year terms ending December 31 unless the agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term. The current term of Mr. Price’s employment agreement ends December 31, 2015.

If First Commonwealth terminates Mr. Price’s employment other than for “cause” (as defined below) during the term of the agreement or Mr. Price resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay Mr. Price severance in an amount equal to one year’s base salary, subject to the execution of an agreed form of separation agreement and general release by Mr. Price. As used in Mr. Price’s employment agreement: (A) “cause” includes (i) the failure by Mr. Price to comply with any material provision of his employment agreement; (ii) the refusal by Mr. Price to comply with any lawful, written directive from the Board of Directors; (iii) Mr. Price’s failure to perform his duties with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by Mr. Price or the conviction of Mr. Price of a crime which, in the judgment of the Board of Directors, renders his continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in Mr. Price’s title, position or responsibilities; (ii) any reduction in Mr. Price’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of Mr. Price to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Mr. Price of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of the President and Chief Executive Officer.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following Mr. Price’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to Mr. Price, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of Mr. Price’s COBRA premiums for 12 months following his separation from service.

The employment agreement contains certain covenants which protect the Company during and following the termination of Mr. Price’s employment, including: (i) a non-competition covenant which prohibits Mr. Price from serving in certain capacities with competitive businesses for a period of one year following the termination of his employment; (ii) a provision prohibiting Mr. Price from soliciting or hiring our employees for one year following the termination of his employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Mr. Price’s employment.

If we had terminated Mr. Price’s employment without cause on December 31, 2014, or if Mr. Price had terminated his employment with us for good reason on that date, he would have been entitled to severance payments totaling $437,000 and COBRA premiums having an aggregate value of $15,060

Employment Agreement with Mr. Reske

We entered into an employment agreement with Mr. Reske in April 2014 when he joined First Commonwealth as Executive Vice President and Chief Financial Officer. Under the terms of his employment agreement Mr. Reske is employed for an initial term of three years ending March 31, 2017, at which time Mr. Reske’s employment will be automatically renewed for successive one-year periods unless the agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term.

If First Commonwealth terminates Mr. Reske’s employment other than for “cause” (as defined below) during the term of the agreement or Mr. Reske resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay Mr. Reske severance in an amount equal to the product of (x) one-twelfth (1/12) of his base salary multiplied by (y) the greater of (i) twelve months or (ii) the number of months remaining in the term of his employment agreement, subject to the execution of an agreed form of separation agreement and general release by Mr. Reske. As used in Mr. Reske’s employment agreement: (A) “cause” includes (i) the failure by Mr. Reske to comply with any material provision of his employment agreement; (ii) the refusal by Mr. Reske to comply with any lawful, written directive from the Board of Directors; (iii) Mr. Reske’s failure to perform his duties with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by Mr. Reske or the conviction of Mr. Reske of a crime which, in the judgment of the Board of Directors, renders his continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in Mr. Reske’s title, position or responsibilities; (ii) any reduction in Mr. Reske’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of Mr. Reske to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Mr. Reske of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of the Executive Vice President and Chief Financial Officer.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following Mr. Reske’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to Mr. Reske, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of Mr. Reske’s COBRA premiums for 12 months following his separation from service.

The employment agreement contains certain covenants which protect the Company during and following the termination of Mr. Reske’s employment, including: (i) a non-competition covenant which prohibits Mr. Reske from serving in certain capacities with competitive businesses for a period of one year following the termination of his employment; (ii) a provision prohibiting Mr. Reske from soliciting or hiring our employees for one year following the termination of his employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Mr. Reske’s employment.

If we had terminated Mr. Reske’s employment without cause on December 31, 2014, or if Mr. Reske had terminated his employment with us for good reason on that date, he would have been entitled to severance payments totaling $787,509 and COBRA premiums having an aggregate value of $15,060.

Employment Agreement with Ms. Grebenc

We entered into an employment agreement with Ms. Grebenc in May 2013 when she joined First Commonwealth as Executive Vice President and Chief Revenue Officer and President of First Commonwealth Bank. Under the terms of her employment agreement Ms. Grebenc is employed for an initial term of two years ending May 31, 2015, at which time Ms. Grebenc’s employment will be automatically renewed for successive one-year periods unless the agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term.

If First Commonwealth terminates Ms. Grebenc’s employment other than for “cause” (as defined below) during the term of the agreement or Ms. Grebenc resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay Ms. Grebenc severance in an amount equal to the product of (x) one-twelfth (1/12) of her base salary multiplied by (y) the greater of (i) twelve months or (ii) the number of months remaining in the term of her employment agreement, subject to the execution of an agreed form of separation agreement and general release by Ms. Grebenc. As used in Ms. Grebenc’s employment agreement: (A) “cause” includes (i) the failure by Ms. Grebenc to comply with any material provision of her employment agreement; (ii) the refusal by Ms. Grebenc to comply with any lawful, written directive from the Board of Directors; (iii) Ms. Grebenc’s failure to perform her duties with the degree of skill and care reasonably to be expected of a professional of her experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by Ms. Grebenc or the conviction of Ms. Grebenc of a crime which, in the judgment of the Board of Directors, renders her continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in Ms. Grebenc’s title, position or responsibilities; (ii) any reduction in Ms. Grebenc’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of Ms. Grebenc to a position which requires her to relocate permanently to a site more than fifty (50) miles outside of Pittsburgh, Pennsylvania; or (iv) the assignment to Ms. Grebenc of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of the Executive Vice President and Chief Revenue Officer.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following Ms. Grebenc’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to Ms. Grebenc, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of Ms. Grebenc’s COBRA premiums for 12 months following her separation from service.

The employment agreement contains certain covenants which protect the Company during and following the termination of Ms. Grebenc’s employment, including: (i) a non-competition covenant which prohibits Ms. Grebenc from serving in certain capacities with competitive businesses for a period of one year following the termination of her employment; (ii) a provision prohibiting Ms. Grebenc from soliciting or hiring our employees for one year following the termination of her employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Ms. Grebenc’s employment.

If we had terminated Ms. Grebenc’s employment without cause on December 31, 2014, or if Ms. Grebenc had terminated her employment with us for good reason on that date, she would have been entitled to severance payments totaling $357,000 and COBRA premiums having an aggregate value of $15,060.

PROPOSAL 4 — APPROVAL OF THE AMENDED AND RESTATED FIRST COMMONWEALTH FINANCIAL CORPORATION INCENTIVE COMPENSATION PLAN

The Board of Directors is requesting that First Commonwealth’s shareholders vote in favor of amending, restating and extending the First Commonwealth Financial Corporation Incentive Compensation Plan (the “Plan” and, as amended, the “Amended Plan”). The Plan first was approved by shareholders in 2009 and currently is scheduled to terminate in 2019. We are submitting the Amended Plan for shareholder approval at the Annual Meeting in order to, among other items, extend the term of the Plan and preserve the Company’s ability to deduct qualified performance-based compensation awarded to certain executives under the Amended Plan. If shareholders do not approve the Amended Plan, our Compensation and Human Resources Committee (the “Committee”) will be unable to grant awards of qualified performance-based compensation exempt from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to certain executives under the Plan, as discussed more fully below under the heading “Approval of the Amended Plan for Purposes of Section 162(m) of the Tax Code”.

The Committee’s independent compensation consultant, Board Advisory LLC, provided assistance with preparing the Amended Plan. Based on its review of relevant factual information, the Committee approved, and recommended that the Board approve, the Amended Plan. The Amended Plan was approved by the Company’s Board of Directors on January 27, 2015, subject to shareholder approval. The Amended Plan is an amendment and restatement of the Plan (and therefore supersedes the Plan). All outstanding awards under the prior Plan will continue to be governed by the terms of the prior Plan. We will not grant any awards under the Amended Plan prior to shareholder approval.

Highlights of the Amended Plan

Features of the Amended Plan:

✓	Funded with the balance of the 5,000,000 shares authorized for issuance when the prior Plan was approved by shareholders in 2009, without any additional shares requested
✓	Approximately 3,955,542 shares, plus any shares forfeited or otherwise recycled from the prior Plan, remain available for issuance
✓	Allows the Company to continue its current grant practices, which to date have resulted in actual share usage of roughly one-third the level of equivalent share grants issued by the Company’s peers, based on Institutional Shareholder Services (“ISS”) benchmarks.
✓	Maintains the award types available under the original Plan, consisting of annual cash incentives, restricted stock, restricted stock units, stock options, incentive stock options, stock appreciation rights, performance shares and units, and other awards.
✓	Maintains individual award limits for $5,000,000 in cash awards and 500,000 shares in any calendar year.
✓	Retains prohibition on repricing and post-dating of options or SARs or issuance of discounted options or SARs.
✓	Material amendments require additional shareholder approval.
✓	Awards are administered by an independent Committee.

Key Changes from the Prior Plan as Approved by Shareholders in 2009:

✓	Increased restrictions on share recycling.
✓	No liberal share counting.
✓	Addition of minimum vesting requirement of three (3) years, in pro-rata annual installments, for standard time-based restricted stock or restricted stock unit awards to executive officers.
✓	Addition of double-trigger for acceleration of time-based vesting in the event of a change of control of the Company.
✓	New restriction limiting shares issued to non-executive directors of 50,000 shares in any calendar year, subject to adjustment as described in the Amended Plan.
✓	All awards are subject to “clawback” provisions.

The following summary of the major features of the Amended Plan is qualified in its entirety by reference to the actual text of the Amended Plan, as set forth in Annex A to this Proxy Statement.

We are requesting that shareholders approve the Amended Plan as follows:

Extension of the Expiration Date of the Plan

The Plan currently is scheduled to expire on April 20, 2019. The Company is seeking an extension of the expiration of the Amended Plan to April 28, 2025. The Company believes this extension is appropriate given the company’s conservative use of shares since the Plan was approved by shareholders in 2009, the strong alignment of share issuance with corporate performance, and the importance of equity-based compensation, which aligns executive pay with the interests of shareholders.

Approval of the Amended Plan for Purposes of Section 162(m) of the Tax Code

Section 162(m) of the Code (“Section 162(m)”), limits the deductibility of compensation paid to each of the Company’s chief executive officer and the three other highest compensated officers, other than the chief financial officer (collectively, the “Covered Employees”), in any one year to $1,000,000, unless the compensation is “qualified performance-based compensation.” The Amended Plan has been structured in a manner that enables the Company to grant awards to Covered Employees that are designed to satisfy the requirements of “qualified performance-based compensation” within the meaning of Section 162(m). These awards are referred to as “qualified performance-based awards” and are in addition stock options and stock appreciation rights, which also are expressly authorized under the Amended Plan and also may qualify as qualified performance-based compensation for purposes of Section 162(m).

One of the requirements of Section 162(m) relates to shareholder approval (and, in certain cases, re-approval) of the plan under which the awards are granted, including approval of the material terms of the performance goals under which qualified performance-based awards may be paid. In this regard, Section 162(m) requires re-approval of those performance goals after five years if the Committee has retained discretion to vary the targets under the performance goals from year to year. The Committee has retained discretion to vary the targets under the performance goals from year to year under the Plan.

In addition, stock options or SARs also can qualify as qualified performance-based compensation under Section 162(m). In order for stock options and SARs to qualify as qualified performance-based compensation, Section 162(m) requires that the shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to a participant over a specified period and that the exercise price of any such award not be less than the fair market value of a share of common stock on the grant date of the award.

The shareholders are being asked to approve the Amended Plan and, specifically, the material terms of the performance goals under which an award of qualified performance-based compensation may be granted in the Amended Plan, in order to preserve the Company’s ability to deduct compensation paid to Covered Employees pursuant to any qualified performance-based award, stock option or SAR that may be made in the future under the Amended Plan. For purposes of Section 162(m), the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based (i.e., performance measures), and the maximum amount of compensation that can be paid to an employee under the performance goal (i.e., individual annual award limits). Shareholder approval of the material terms of the Amended Plan (including, but not limited to, the individual annual award limits) will allow the Committee the opportunity to grant awards intended to qualify as performance-based compensation under Section 162(m). Each award under the Amended Plan is discussed below. Shareholder approval of the Amended Plan also will constitute re-approval of the material terms of the Plan for purposes of Section 162(m) approval requirements. However, nothing in this proposal precludes the Committee from granting, and the Committee reserves the right to grant, awards that do not qualify as qualified performance-based compensation under Section 162(m). Additionally, there is no any guarantee that awards intended to qualify as qualified performance-based compensation under Section 162(m) ultimately will be deductible by the Company.

For more information, refer to the Amended Plan as set forth in Annex A to this Proxy Statement.

Purpose

The Amended Plan is intended to advance the Company’s interests and those of its shareholders by providing incentives to our employees, directors and consultants to contribute significantly to the strategic and long-term performance objectives and growth of the Company and its subsidiaries. The Plan is designed to provide flexibility to enable us to attract and retain the services of these individuals, upon whose judgment, interest and special effort the successful conduct of our operations is largely dependent.

Eligibility

Any officer, employee, director or consultant of the Company or any of its subsidiaries or affiliates is eligible to receive an award under the Plan. As of December 31, 2014, there were approximately 1,373 employees of the Company and its subsidiaries and 12 non-employee directors of the Company. The selection of participants and the nature and size of the awards is subject to the Committee’s discretion.

Awards Outstanding

Since 2009, the Company has awarded equity primarily for the following purposes:

•	As compensation for non-employee directors by paying a portion of the annual retainer with the issuance of unrestricted shares;
•	To attract and retain select employees with time-based restricted shares; and
•	To provide competitive long-term incentive compensation for executives and senior officers, primarily using performance-based restricted stock units.

Shares Issued and Shares Remaining under the Plan

	2014	2013	2012	2011	2010	2009
Stock Options Granted	0	0	0	0	0	0
Unrestricted Shares Granted	21,960	25,359	24,528	23,376	4,930	2,872
Restricted Shares Granted	94,626	58,000	224,000	35,000	30,120	0
Restricted Shares Forfeited[1]	2,139	5,000	4,000	0	0	0
Net Shares	114,447	78,359	244,528	58,376	35,050	2,872

Performance Vested RSUs Granted during the year (target)	117,000	120,000	74,000	126,000	0	0
Shares Forfeited[1]	0	10,000	39,800	113,374	0	0
Incremental Shares if Performance RSUs Issued at Maximum	117,000	120,000	n/a	n/a	n/a	n/a
Net Units	234,000	230,000	34,200	12,626	0	0
Cumulative Maximum Total Units Issued (Cumulative Net Shares plus Cumulative Net Units)	1,044,458
Shares Authorized (2010)	5,000,000
Shares Available for Issuance (Authorized less Maximum Issue)	3,955,542

(1)	Per the terms of the prior Plan, shares are re-credited to the Plan’s reserve in the same amount as such shares depleted the reserve if (i) an award lapses, expires, terminates, or is cancelled without the underlying shares being issued, (ii) it is determined during or at the conclusion of the term of an award that all or some portion of the underlying shares may not be issued on the basis that the conditions for such issuance were or will not be satisfied, (iii) shares to be issued pursuant to an Award are forfeited, or (iv) shares are issued pursuant to any award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the shares.

As of December 31, 2014, there also were outstanding awards under a now-expired plan of the Company of approximately 15,000 previously-granted stock options, which had a weighted-average exercise price of $14.55 per share and a weighted-average term of less than one month. These options expired unexercised on January 18, 2015.

The Amended Plan provides that the total number of shares of common stock that may be issued pursuant to awards under the Plan may not exceed five million (5,000,000) shares, which remains unchanged from the prior Plan. As of December 31, 2014, approximately3,955,542 shares were available for issuance under the Plan, which will be eligible for issuance under the Amended Plan. This represents approximately 4.3% of the Company’s shares of common stock outstanding as of February 9, 2015.

Over the three years ending December 31, 2014, the Company has granted equity-based awards under the Plan at an average rate (or “burn rate”) of 0.64% of average shares outstanding for each of the years, all of which have been granted in the form of unrestricted common stock, restricted common stock or restricted stock units (RSUs). The Company’s three-year burn rate and burn rate since approval of the prior Plan is well below both the industry mean burn rate and industry group maximum burn rate under ISS guidelines. The low burn rate corresponds with Company performance following the financial crisis of 2008-2010 and is consistent with the Company’s disciplined pay-for-performance program.

Historic Equity Burn Rate

	2014	2013	2012	2011	2010	2009
Gross Shares Granted (Target)(1)	233,586	203,359	322,528	184,376	35,050	2,872
Option Equivalent Shares Granted (ISS Method)(2)	583,965	508,398	806,320	460,940	87,625	7,180
Average Shares Outstanding	93,114,654	97,028,157	103,885,396	104,700,227	93,197,225	84,589,780
Option Equivalent Burn Rate	0.63%	0.52%	0.78%	0.44%	0.09%	0.01%
Three Year Average Option Equivalent Burn Rate	0.64%
ISS 3-Year Equity Burn Rate Industry Benchmark(3)	3.34%

(1)	Gross shares granted includes performance restricted stock units at target award levels.

(2)	In accordance with corporate governance policy updates published by ISS, Option Equivalent shares are calculated by multiplying the number of full-value shares granted during the year by a multiplier determined by ISS based on recent historic stock price volatility. Based on our recent historical stock price volatility, a full-value award multiplier of 2.5 is used for purposes of the calculation.

(3)	Burn Rate Industry Benchmark based on GICS 4010 (Banks), as reported in the Institutional Shareholder Services (ISS) 2015 United States Summary Proxy Voting Guide, page 42.

Corporate Governance Aspects of the Incentive Compensation Plan

The Amended Plan clarifies and emphasizes a number of changes that the Committee believes reinforce the alignment between equity compensation arrangements for eligible participants and shareholders’ interests. These provisions include the following:

•	No Discounted Options or Stock Appreciation Rights (SARs). Stock options and SARS may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

•	Repricing Prohibited. The Amended Plan explicitly prohibits the reduction of the purchase price of a stock option or SAR or the exchange of a stock option or SAR with a lower purchase price, except in connection with a recapitalization or reorganization event.

•	Minimum Vesting Requirements. As contemplated by the Amended Plan, grants of restricted stock, RSUs, stock options and SARs to executive officers are subject to minimum vesting requirements. Restricted stock and RSUs grants to executive officers that are not performance-based are subject to a minimum vesting period of pro rata installments over three years from the date the award is made. Grants of stock options and SARs to executive officers must have a vesting period of at least three years from the date of grant, subject to death or disability of the participant or a change in control.

•	No Liberal Share Recycling. Shares used to pay the exercise price or withholding taxes related to any outstanding awards, shares repurchased by the Company in the open market using proceeds from option exercises and unissued shares resulting from the net settlement of outstanding options or SARs do not become available for issuance as future awards under the Amended Plan.

•	Double Trigger Change of Control Vesting. In the event of a change of control where the outstanding awards under the Plan are assumed or replaced by the surviving entity with a replacement award, unvested awards are not automatically vested, but vesting is accelerated in the event of a qualifying termination of employment within two years of the Change in Control.

•	No Transferability. The Amended Plan imposes restrictions on transfer such that awards generally may not be transferred, other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order.

•	No “Evergreen” Provision. The Amended Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance can be automatically replenished.

•	No Automatic Grants. Neither the prior Plan nor the Amended Plan provides for automatic grants to any participant.

•	No Tax Gross-ups. Neither the prior Plan nor the Amended Plan provides for any tax gross-ups.

Equity Compensation Plan Information

The following table provides information regarding our existing equity compensation plans and shares available for future issuance as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares referenced in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by shareholders:				3,955,542
Options	15,000	(1)	$14.55
Unrestricted Shares, Restricted Shares and RSUs	1,044,458	(2)
Equity compensation plans not approved by shareholders:	N/A		N/A	N/A
Total	1,059,458		$14.55(3)	3,955,542

(1)	The 15,000 shares of common stock underlying options presented herein expired unexercised on January 18, 2015.
(2)	The number of RSUs is based on the maximum number of RSUs granted to certain executive officers under the Company’s current Long-Term Incentive Plans.
(3)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, which have no exercise price.

Plan Reserve

The number of shares reserved under the Amended Plan will be depleted by one share for each share subject to a stock-settled award. Fractional shares will not be issued under the Amended Plan. Awards settled solely in cash do not reduce the number of shares of Stock available for Awards.

Shares may be recredited to the plan reserve if (i) an award lapses, expires, terminates, or is cancelled without the underlying shares being issued; (ii) it is determined during or at the conclusion of the term of an award that all or some shares underlying the award may not be issued because the conditions for such issuance failed to be met; (iii) shares subject to an award are forfeited; or (iv) shares are issued pursuant to an award but are subsequently reacquired by the Company (except with respect to incentive stock options).

Shares of common stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries will not reduce the number of shares available to be issued under the Amended Plan.

Shares Available for Awards; Individual Limits

The aggregate number of shares available for issuance under the Amended Plan (5,000,000) is unchanged from the prior Plan. Additionally, the Amended Plan provides for maximum amounts of shares (and/or cash payments) that may be awarded to participants in any one calendar year. Under the Amended Plan, in any one calendar year, no participant may receive awards of stock options or SARs for more than 500,000 shares, stock-settled performance awards for more than 500,000 shares, cash-denominated performance awards of more than $5,000,000, or annual incentive awards for more than $5,000,000. Additionally, no non-employee director may receive awards of more than 50,000 shares in any one calendar year.

Awards

A participant is permitted to receive multiple grants of awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award.

The following types of awards may be granted under the Plan:

Stock Appreciation Rights (“SARs”). The Committee may grant SARs either separately or in tandem with a stock option granted under the Plan. Upon exercise, each SAR entitles a participant to receive an amount equal to the appreciation in Fair Market Value of a share of common stock on the date the SAR is exercised over the Fair Market Value of a share of common stock on the date the SAR is granted. The payment may be settled in cash, shares of common stock, or a combination of both. Except in the event of certain corporate events or transactions that are further identified and outlined in the Plan, once a SAR is granted, the Committee has no authority to reduce the grant price, nor may any SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower price at the date of grant.

Restricted Stock and RSUs. An award of Restricted Stock is an award of shares of common stock that may not be sold or otherwise disposed of during a restricted period as determined by the Committee. An award of RSUs is an award of the right to receive a share of common stock after the expiration of a restricted period determined by the Committee. The Committee may also impose additional restrictions on an award of Restricted Stock or Restricted Stock Units, including, but not limited to, attainment of certain performance goals during the restricted period. Restricted Stock may be voted by the recipient. Restricted stock and RSUs grants to executive officers that are not performance-based are subject to a minimum vesting period of pro rata installments over three years from the date the award is made.

Performance Awards (Performance Shares and Performance Units). Performance shares and performance units are awards of a fixed or variable number of shares or of stock units that are contingent upon the achievement of performance goals established by the Committee. The performance period may consist of one or more calendar years or other period for which performance is being measured. If the applicable performance criteria are met, (i) the shares are earned and become unrestricted with respect to performance shares, to the extent no other restrictions have been placed on the underlying shares, or (ii) an amount is payable with respect to performance units in cash, shares, or a combination of both. No participant may receive cash-denominated performance awards of more than $5,000,000 or share-denominated performance awards of more than 500,000 shares in any one calendar year.

Stock Options. Stock Options may be nonqualified stock options or incentive stock options that comply with Code Section 422. Only an employee of the Company may receive incentive stock options. The Committee determines all terms and conditions of stock options, including the number of shares subject to the option and the applicable vesting period. Except in the event of death or disability, or in the event of a change in control, the vesting period for stock options granted to executive officers cannot be less than three years. The exercise price per share for all shares of common stock issued pursuant to stock options under the Amended Plan may not be less than the fair market value of the shares subject to the option on the grant date. The Amended Plan limits the term of any stock option to 10 years and prohibits repricing of options.

Annual Incentive Awards. Participants in the Plan may receive Annual Incentive Awards. Under an Annual Incentive Award, the participant may receive an amount based on the achievement of performance goals established by the Committee. As proposed to be revised by the Amended Plan, the Committee must certify whether the performance goals applicable to the Annual Incentive Award have been satisfied. As required by Code Section 162(m), the Plan provides an annual limit of $5,000,000 on the amount a single participant may earn under an Annual Incentive Award for any calendar year.

Other Incentive Awards. The Committee may grant other types of awards that may be based in whole or in part by reference to common stock or upon the achievement of performance goals or such other terms and conditions as the Committee may prescribe.

Performance Measures - Section 162(m)

As discussed above under the heading “Approval of the Amended Plan for Purposes of Section 162(m) of the Tax Code,” Section 162(m) limits the federal income tax deductibility of compensation in excess of $1,000,000 per year paid to Covered Employees, unless the compensation is “qualified performance-based compensation” within the meaning of Section 162(m). Under the Amended Plan, awards may, but need not, include performance criteria that are intended to satisfy Section 162(m). To the extent that awards are intended to qualify as “qualified performance-based awards” under Section 162(m), the performance criteria will be based upon one or more of the following performance criteria, as determined by the Committee and subject to adjustment as provided in the Amended Plan:

•	return measures (such as total shareholder return, return on assets and return on equity);

•	earnings measures (such as earnings per share, net income, net interest income, net interest margin and non-interest income, or any components thereof);

•	growth measures (including, but not limited to, earnings growth, revenue growth, loan growth, asset growth, and book value growth);

•	expense measures (such as expenses, operating efficiencies, efficiency ratios and non-interest expense or any components thereof);

•	balance sheet measures (such as assets, loans, charge-offs, loan loss reserves, non-performing assets, deposits, asset quality levels, investments or any components thereof);

•	book value, tangible book value, share price, and ratios using such measures;

•	enterprise risk management measures (such as interest-sensitivity, capital adequacy, regulatory compliance, asset quality satisfactory internal or external audits and financial ratings);

•	fair market value of the common stock;

•	strategic initiatives (including, but not limited to milestone or outcome measurements relating to reorganizations, technological changes, mergers and acquisitions, market expansions, new products and services and capital and balance sheet management initiatives); and

•	achievement of balance sheet or income statement objectives, or other financial, accounting or quantitative objective established by the Committee.

These factors may be applied individually, alternatively, or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured over a period of time, including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Performance goals may include a threshold level of performance below which no payment will be made, target levels of performance at which specified payments will be paid, and a maximum level of performance above which no additional payment will be made.

The number of shares of common stock or other benefits granted, issued, retainable, or vested under an award that is intended to satisfy Section 162(m) upon satisfaction of performance criteria may be reduced by the Compensation Committee in its sole discretion.

Administration

The Compensation and Human Resources Committee of the Board of Directors or a sub-committee consisting of two or more Board members will administer the Plan. Each Committee member must qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” under Section 162(m), and also must meet the director independence criteria under the rules of the New York Stock Exchange.

The Committee has full authority and discretion to administer and interpret the Amended Plan, including, but not limited to, the authority to:

•	select the persons to whom awards may be granted;

•	determine the terms, conditions, form and amount of the awards;

•	establish objectives, conditions and, where applicable, performance goals with respect to awards; and

•	determine whether the conditions for earning an award have been met.

As proposed to be revised, the Amended Plan provides that the Committee has the authority to determine the circumstances under which vesting provisions applicable to awards may be accelerated. The Committee will have full power to adopt or establish such rules, regulations, agreements, guidelines, procedures, forms and instruments, as may be necessary or advisable for the administration and operation of the Amended Plan. The Committee may delegate its authority to the Chief Executive Officer or to other officers or employees of First Commonwealth, provided that such delegation will not extend to actions with respect to awards made to “covered employees,” as defined in Section 162(m) of the Code, or to “officers” for purposes of Rule 16b-3 under the Exchange Act.

Termination of Employment or Services

As proposed to be revised, unless otherwise provided in the applicable award agreement, unvested awards granted under the Amended Plan expire, terminate or are forfeited upon a participant’s termination of employment or service with the Company or a subsidiary, other than as a result of death or disability, in which event awards subject to vesting conditions that are based solely on continued employment or the passage of time shall be become fully vested and (if applicable) exercisable and free of restrictions.

Change in Control

Unless otherwise provided in an award agreement or by the Committee prior to the date of a Change in Control, in the event of a Change in Control, to the extent that outstanding awards under the Plan are assumed or replaced by the surviving entity with a replacement award, such awards will remain outstanding and continue to be governed by their terms. If, within two years following a Change in Control, a participant is involuntarily terminated other than for cause, death or disability, or voluntarily terminates with “good reason” within two years after such Change in Control, such participant’s outstanding awards will become fully vested. If the Committee determines that replacement awards are not provided in connection with a Change in Control, and unless otherwise provided by the Committee in the agreement applicable to an award, upon a Change in Control, each SAR and Option then outstanding shall become fully vested and exercisable, all restrictions on shares of Restricted Stock will lapse and all Restricted Stock Units will become fully vested. With respect to any performance-based awards, such awards will be deemed earned and will be paid to the extent of the greater of:

•	the extent to which the performance goals applicable to such award have been met during the performance period up through and including the effective date of the Change in Control; or

•	the target award determined at the date of grant.

The treatment of Annual Incentive Awards or any other incentive awards under the Plan will be reflected in the applicable award agreement.

Transferability

In general, except to the extent provided by the Committee in the specific terms of an award or with respect to certain transfers of nonqualified stock options to certain family members or foundations for no value or other consideration, no award will be assignable or transferable except by will, the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended.

The Committee may impose such restrictions and limitations on any awards granted under the Plan as it may deem advisable, including, but not limited to share ownership or holding period requirements and requirements to enter into or to comply with confidentiality, non-competition and other restrictive or similar covenants. Additionally, the Committee may specify in any award agreement that the participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions.

Clawback Provision

The Amended Plan provides that awards and amounts paid or payable pursuant to or with respect to awards are subject to clawback as determined by the Committee, which may include forfeitures, repurchase, reimbursement and/or recoupment of awards and amounts paid or payable. The Committee has discretion to determine whether the Company may effect any such recovery (i) by seeking repayment from the participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the participant under any compensatory plan, program or arrangement maintained by the Company or any subsidiary, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amounts) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise.

Effective Date, Amendment and Termination

If approved by the shareholders, the Amended Plan will become effective as of the date of such approval and will remain in effect until all shares subject to the Amended Plan have been purchased and/or acquired according to the provisions of the Amended Plan. However, no award may be granted on or after the tenth anniversary of the effective date of the Amended Plan. The Board of Directors may terminate the Amended Plan at any time and may amend or modify the Plan from time to time, provided that no “material revision” may be effected without shareholder approval. In addition, unless approved by the company’s shareholders, no amendment or modification may increase the number of shares of common stock which may be issued under the Plan (except pursuant to an adjustment related to a corporate change affecting the common stock), expand the types of awards available to participants under the Amended Plan, materially expand the class of persons eligible to participate in the Plan, delete or limit the provisions prohibiting the repricing of options or reduce the price at which shares may be offered under options, extend the termination date for making awards under the Plan, or become effective if such amendment or modification is required under the rules of the New York Stock Exchange or another national exchange on which the common stock is then listed, or other applicable law, rules or regulations, to be approved by the shareholders.

The Committee may amend or modify any outstanding awards in any manner to the extent that the Committee would have had the authority under the Plan initially to make such award as so amended or modified, provided that any modification or amendment that materially diminishes the rights of a participant, or the cancellation of award, shall be effective only if agreed to by the participant or any other person(s) who may have an interest in the award.

Federal Income Tax Considerations

The following is a brief summary of the principal United States federal income tax consequences applicable to the Amended Plan participants and the Company and is based upon an interpretation of present federal tax laws and regulations, which may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice, nor does it not describe state, local or foreign tax consequences. To the extent any awards under the Amended Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The Amended Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Stock Appreciation Rights. No taxable income is generally recognized by a participant upon the grant of a SAR under the Plan. Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to either: (i) the Fair Market Value of the shares of common stock; or (ii) the amount of cash received. Shares of common stock received upon the exercise of a SAR will, upon subsequent sale, be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR.

The Company is entitled to a tax deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes ordinary income upon exercise of the SAR.

Unrestricted Stock Awards. The tax consequences of receiving common stock pursuant to any other share-based incentive award under the Amended Plan are similar to receiving cash compensation from the Company, unless the common stock awarded is restricted stock. If the shares of common stock are unrestricted, the participant must recognize ordinary income equal to the fair market value of the common stock received, less any amount paid for common stock. The Company generally is entitled to a tax deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes ordinary income.

Restricted Stock Awards and Performance Stock Awards. A recipient of restricted stock normally will not be required to recognize income for federal income tax purposes at the time of grant, nor is the Company entitled to any deduction, to the extent that the common stock awarded has not vested. When any portion of the restricted stock vests, the participant will recognize ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date. A recipient may, however, make an election under Section 83(b) of the Code within 30 days of the date of the grant of shares of common stock to be taxed at the time of the grant of the award. A participant who makes a Section 83(b) election will recognize ordinary taxable income on the date of the grant equal to the fair market value of the shares as if the shares were unrestricted. If the shares subject to such election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. Upon sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss, depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made a Section 83(b) election, the holding period commences on the date of the grant. The Company generally is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes ordinary income.

Depending on the terms of the award, performance stock awards are taxed in a manner similar to restricted stock. A participant generally will not recognize income upon the grant of a performance stock award. Upon payment of the performance stock award, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock received. The Company generally is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes ordinary income.

Restricted Stock Units and Performance Units. A recipient of units generally will be subject to tax at ordinary income rates on the fair market value of any common stock issued or cash paid pursuant to an award of restricted stock units and/or performance units, and the Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the recipient. The fair market value of any common stock received generally will be included in income (and a corresponding deduction generally will be available to the Company) at the time of receipt. The capital gain or loss holding period for any common stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

Nonqualified Stock Options. For federal income tax purposes, no income is generally recognized by a participant upon the grant of a nonqualified stock option. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price, multiplied by the number of shares received pursuant to the exercise of the option. Upon a subsequent sale of the common stock acquired under a nonqualified stock option, the participant will recognize a gain or loss that is measured by the difference between (i) the exercise price, increased by any compensation reported upon the participant’s exercise of the option and (ii) the amount realized on such sale or exchange. Any such gain or loss will be capital in nature if the shares were held as a capital asset, and will be long-term if such shares were held for more than one year. The Company generally is entitled to a tax deduction for compensation paid to a participant at the same time and in the same amount as the participant recognizes compensation upon exercise of the option.

Incentive Stock Options. Options issued under the Amended Plan and designated as incentive stock options are intended to qualify as such under Section 422 of the Code. No taxable income is recognized by the participant upon the grant or exercise of an incentive stock option and the Company will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the fair market value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the participant’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least (i) two years from the date the option was granted and (ii) one year from the date the common stock was transferred to the participant. If this holding period is satisfied, any gain or loss realized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then upon such “disqualifying disposition” of the common stock, the participant will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the option price, limited to the gain on such sale. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period. If the participant recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If, however, the participant meets the applicable holding period, the Company generally will not be entitled to a tax deduction with respect to capital gains recognized by the participant.

If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

Annual Incentive Award and Other Incentive Awards. A participant will recognize ordinary income upon receipt of cash pursuant to a cash award. The Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the participant.

Other Incentive Awards. The federal income tax consequences of other incentive awards will depend on how the awards are structured. Generally, the Company will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient realizes compensation income in connection with such awards.

Limitations on Company Deductions; Consequences of a Change of Control. With certain exceptions, Section 162(m) limits the Company’s ability to deduct compensation paid to Covered Employees in excess of $1,000,000. However, compensation paid to Covered Employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). Under the Amended Plan, awards of stock options, stock appreciation rights, and performance shares and/or units (intended to be treated as qualified performance-based compensation as defined in the Code) granted to Covered Employees generally are intended to satisfy the requirements of “qualified performance-based compensation” and it is expected that the Company generally will be entitled to a deduction with respect to such awards. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Amended Plan will be deductible under all circumstances

In addition, under the Amended Plan, if a change of control occurs that (i) accelerates the vesting of awards or (ii) is deemed to result in the attainment of performance goals linked to awards, the participants could receive payments in excess of a threshold amount (“excess parachute payments”), which could result in (i) a 20% excise tax on the excess parachute payments to the participants and (ii) a disallowance of the Company’s tax deductions under Section 280G of the Code.

Internal Revenue Code Section 409A. Awards of stock options, stock appreciation rights, restricted stock units, other share-based awards and performance grants under the Amended Plan may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that these awards fail to meet certain requirements under Section 409A, the regulations issued thereunder or an exception thereto, the award recipient will be subject to immediate taxation, interest and tax penalties in the year the award vests. It is our intent that awards under the Amended Plan will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

New Plan Benefits

The benefits that will be awarded or paid under the Amended Plan cannot currently be determined. Awards granted under the Plan are within the Committee’s discretion, and the Committee has not yet determined future awards or which individuals may receive them.

Existing Plan Benefits

As of December 31, 2014, none of our Named Executive Officers, executive officers or other employees held options to purchase shares of our common stock. Certain non-employee directors held options to purchase an aggregate of 15,000 shares at an exercise price of $14.55 per share. These options expired unexercised on January 18, 2015.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required to approve the Amended Plan. Abstentions will have the same effect as a vote cast against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners, and shares for which authority to vote is withheld, will have no effect on the outcome. Proxies received by the company and not revoked prior to or at the meeting will be voted for this proposal and the adoption of the Amended Plan unless otherwise instructed by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDED AND RESTATED FIRST COMMONWEALTH FINANCIAL CORPORATION INCENTIVE COMPENSATION PLAN.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s directors and executive officers, and persons who own more than 10% of a registered class of First Commonwealth’s equity securities, to file with the Securities and Exchange Commission (“SEC”) an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish First Commonwealth with copies of all Section 16(a) forms they file. Based solely on First Commonwealth’s review of the copies of forms received by it, and written and oral representations from its directors, executive officers and greater than 10% shareholders, First Commonwealth is not aware of any late filings or failures to file Section 16(a) forms during 2014.

RELATED PARTY TRANSACTIONS

Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships between First Commonwealth or any of its subsidiaries and any of First Commonwealth’s executive officers, directors or nominees for election as a director, any person owning more than 5% of First Commonwealth’s common stock or any immediate family member of any of the foregoing persons is considered a “related party transaction” and must be approved or ratified by the Governance Committee in accordance with a written policy adopted by First Commonwealth’s Board of Directors. This policy requires the Governance Committee to review the material facts of any related party transaction and either approve or disapprove the transaction after considering, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Any director who has an interest in the transaction may not participate in any discussion or approval of the transaction except for the purpose of providing material facts concerning the transaction.

The policy does not apply to the following categories of transactions:

•	transactions that are available to all employees or customers of First Commonwealth generally;

•	transactions involving less than $120,000 when aggregated with all similar transactions; and

•	loans made by First Commonwealth Bank (or any other banking subsidiary of First Commonwealth) in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

In addition, certain categories of transactions have been pre-approved under the terms of the policy, including:

•	compensation paid to executive officers of First Commonwealth if either (i) the compensation is required to be reported in First Commonwealth’s proxy statement under the rules of the SEC or (ii) the executive officer is not an immediate family member of another executive officer or director of First Commonwealth and the compensation would be reported in First Commonwealth’s proxy statement if the executive officer was a “named executive officer” (as defined above under “Executive Compensation”) and such compensation has been approved by the Compensation and Human Resources Committee;

•	compensation paid to directors that is required to be reported in First Commonwealth’s proxy statement; and

•	transactions in which all shareholders benefit proportionately (such as the payment of dividends).

First Commonwealth Bank is a party to a lease agreement with SML Limited Partnership, a real estate holding company of which director Luke A. Latimer is a general partner and owns a 34% interest, for the construction and operation of a branch in New Alexandria, PA. The lease has an initial term of 15 years with three optional renewal terms of five years each. First Commonwealth Bank paid $83,059 under the terms of the lease during 2014. The aggregate rent payable from January 1, 2015 through the expiration of the initial 15-year term is $672,000.

In 2014, certain of our directors and executive officers were customers of, and had banking transactions with, various subsidiaries of First Commonwealth Financial Corporation, including our subsidiary bank First Commonwealth Bank. All relationships between any director or executive officer and First Commonwealth or any of its subsidiaries are conducted in the ordinary course of business. All loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with us, and did not involve more than the normal risk of collectability nor did they present other unfavorable features. We determined that these loans and loan commitments were performing in accordance with their contractual terms.

ANNUAL MEETING INFORMATION

What matters will be voted upon at the meeting?

At the meeting, you will be asked to consider the following items of business:

•	election to our Board of Directors of the twelve (12) nominees who are named in this proxy statement to serve until the next annual meeting and until their successors are elected and qualified;

•	ratification of the selection of KPMG LLP as our independent registered public accounting firm for our 2015 fiscal year;

•	approval of a non-binding advisory vote on the compensation of our named executive officers;

•	approval of an amended and restated Incentive Compensation Plan; and

•	any other business that may properly come before the meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

The SEC notice and access rule allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, on or around March 19, 2015 we sent to most of our shareholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

We provided some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials and shareholders who are participants in our benefit plans, with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet.

What does the Notice of Internet Availability of Proxy Materials look like?

You will get a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2015” containing instructions on how to access the proxy statement and the 2014 Annual Report over the Internet, how to request a printed copy of these materials, and how to vote your shares.

Who can vote?

Shareholders of record on the record date, which is Monday, March 6, 2015, may vote at the annual meeting. As of the record date, there were 90,487,377 shares of our common stock outstanding.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the twelve (12) nominees who are named in this proxy statement to the Board of Directors;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm;

•	“FOR” the advisory vote on named executive officer compensation; and

•	“FOR” the approval of the amended and restated Incentive Compensation Plan.

What constitutes a quorum to hold the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting us to hold the meeting and conduct business. Proxies received but marked as abstentions and broker non-votes (described below under “How do I vote my shares if they are held in the name of my broker?”) will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors: Directors are elected by a plurality of votes cast. The twelve (12) nominees who receive the most votes will be elected. Abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against the nominee.

Ratification of Independent Registered Public Accounting Firm: The ratification of the selection of KPMG as our independent registered public accounting firm for the 2015 fiscal year will be approved if the proposal receives the affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting. Abstentions will not be counted as votes cast either for or against the proposal.

Approval of Named Executive Officer Compensation: The non-binding advisory vote on the compensation of our named executive officers will be approved by the affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

Approval of the Amended and Restated Incentive Compensation Plan. A majority of the votes cast will be required to approve the amended and restated Incentive Compensation Plan. This will be considered a non-routine item. As a non-routine item, there may be broker non-votes. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the results.

How many votes may I cast?

For the election of directors, you are entitled to cast one vote for each share that you held as of the record date for each candidate nominated. Cumulative voting is not permitted.

For each other proposal and any other matter brought before the meeting, you are entitled to one vote for each share that you held as of the record date.

What do I have to do to vote?

You may vote by granting a proxy, or for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. See below for more information on voting your shares if held in the name of your broker.

If you hold your shares as the shareholder of record, you may vote by signing and dating each proxy card you receive and returning it in the postage paid envelope that accompanies the proxy card. You may also submit your proxy over the Internet or by telephone by following the instructions provided on the proxy card.

If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted in accordance with the recommendations of the Board of Directors as described above.

In addition, if other matters are properly presented at the annual meeting, the proxy holders are also authorized to vote on such matters as they determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented at the annual meeting.

How do I vote my shares if they are held in the name of my broker?

If your shares are held by your broker, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker.

If you do not give instructions to your broker, (1) with respect to the ratification of KPMG as our independent registered public accounting firm your broker may vote your shares at its discretion on your behalf, but (2) with respect to each other proposal, a broker non-vote will occur. The broker non-vote will not be counted and no votes will be cast on your behalf. The voting instruction form will provide instructions for you to return it, including instructions for voting by telephone and the Internet. You may change your vote by submitting new voting instructions to your broker, bank or nominee.

If you plan to attend the annual meeting and your shares are held in the name of a broker or other nominees, you must bring with you a letter from the broker or nominee confirming your ownership as of the record date. Failure to bring such a letter may prevent you from attending the meeting.

If you wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or other nominee and present it to the inspectors of elections with your ballot when you vote at the meeting.

How do I revoke a proxy or change my vote?

If you are the record holder of the shares, you may revoke your proxy or change your vote at any time before it is counted at the annual meeting by: (1) notifying our Secretary in writing at 601 Philadelphia Street, Indiana, Pennsylvania, 15701; (2) attending the annual meeting and voting in person; or (3) submitting a later dated proxy card. If your shares are held by your broker, you should follow the instructions that the broker provides to you to revoke your proxy or change your vote.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I participate in First Commonwealth’s Employee Stock Ownership Plan?

Shares held in the First Commonwealth Employee Stock Ownership Plan, or ESOP, are held of record by the Trust Division of First Commonwealth Bank as the administrator of the ESOP and are voted by the ESOP’s trustee. If you are a participant in the ESOP, you have the right to direct the trustee how to vote the shares that have been allocated to your ESOP account. You will receive a proxy card from our transfer agent with instructions on how to vote your ESOP shares, and the ESOP trustee will vote your ESOP shares as you direct on the proxy card. If you do not submit voting directions, the trustee has discretion to vote your ESOP shares on any matter except the election of directors.

Who pays for the solicitation of proxies?

First Commonwealth pays all costs related to the Company’s solicitation of proxies. We may solicit proxies by mail, or our directors, officers or employees may solicit proxies personally, by telephone, facsimile or the Internet. These persons will not receive any additional compensation for their efforts to solicit proxies. We will request that the notice of annual meeting, this proxy statement, the proxy card and related materials, if any, be forwarded to beneficial owners, and we expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials.

REQUIREMENTS FOR DIRECTOR NOMINATIONS AND SHAREHOLDER PROPOSALS

Director Nominations, Proposals for Action, and Other Business Brought Before the annual meeting

Shareholders may make nominations for the election of directors and other proposals for action at an annual meeting. Under our By-Laws, nominations or other business may be brought before the meeting:

•	Pursuant to our notice of the meeting.

•	By, or at the direction of, a majority of our Board of Directors.

•	By a shareholder who:
•	is a shareholder of record at the time of giving of the notice required by our By-Laws and will be such at the time of the annual meeting; and
•	is entitled to vote at the meeting; and
•	complies with the notice and other procedures set forth in our By-Laws as to such business or nomination.

The By-Law procedures described above are the exclusive means for a shareholder to make nominations or submit other business before the meeting, other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and included in our notice of meeting.

If you would like to include a proposal in our notice of the annual meeting and proxy materials under Rule 14a-8, please see the requirements under “Proxy Proposals Brought Under Rule 14a-8” below.

If you do not want to make a nomination of a director for consideration at our annual meeting, but would like to submit the name of a director candidate to our Board for its consideration, please see “Recommendations of Director Candidates from Shareholders” below. If you follow the process discussed in that section, our Governance Committee will consider your candidate.

Please direct any questions about the requirements or notices in this section to our Corporate Secretary at 601 Philadelphia Street, Indiana, PA 15701.

By-Law Requirements for Nominations or Other Business.

If you are a shareholder who would like to nominate candidates for election as directors, or bring other proposals for action at the 2016 Annual Meeting of Shareholders, our By-Laws require that you deliver a notice to the Secretary at our principal executive offices.

To be timely, the notice must be delivered not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (for the 2016 Annual Meeting of Shareholders, this would mean that timely notice would be delivered between November 30, 2015 and December 30, 2015).

If the date of next year’s annual meeting is more than 30 days before, or 60 days after, April 28, 2016, timely notice must be delivered not earlier than (1) the close of business on the 120th day prior to the date of the 2016 Annual Meeting of Shareholders and not later than (2) the close of business on the later of the 90th day prior to the date of the 2016 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2016 Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we make a public announcement of the meeting date.

All notices of nominations for director or other proposals for action must contain, on behalf of the shareholder and beneficial owner, if any, on whose behalf the nomination or proposal is being made, the following information, which is summarized from, and should be read in conjunction with, our By-Laws:

•	The name and address of the shareholder, any beneficial owner, and any affiliates or associates.

•	The number of shares of First Commonwealth stock which are, directly or indirectly, owned beneficially and of record by the shareholder, beneficial owner, affiliates or associates.

•	Disclosure of any indirect, derivative, convertible or other right related to any class or series of shares of First Commonwealth, or any stock borrowings, dividend rights, or proxy or other voting arrangements.

•

Disclosure of any information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder.

In addition to the information listed above, the following additional information is required for notices of nominations for director:

•	All information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

•	A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships.

•	A completed and signed questionnaire, representation and agreement as required under our By-Laws.

•	Such other information as may reasonably be required by First Commonwealth to determine the eligibility of such proposed nominee to serve as an independent director of First Commonwealth or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

A notice for a proposal for action other than a nomination for director must include the following information, in addition to the information applicable to all notices as described above:

•	A brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business.

•	The text of the proposal or business (including the text of any resolutions proposed for consideration).

•	A description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

The proxies we appoint for the 2016 Annual Meeting of Shareholders may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

The Chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the annual meeting was made or proposed in accordance with our By-Laws, and to declare that a defective proposal or nomination be disregarded.

Proxy Proposals Brought Under Rule 14a-8.

If you are a shareholder who would like us to include your proposal in our notice of annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 20, 2015. If you do not follow these procedures, we will not consider your proposal for inclusion in next year’s proxy statement.

Recommendations of Director Candidates From Shareholders

If a shareholder recommends a candidate for director in good faith, our Governance Committee will consider it. If you are a shareholder, the Governance Committee will consider your candidate if you follow these procedures. Your recommendation must be in writing and be submitted no later than December 30, 2015.

You must submit your recommendation to the Secretary at our principal executive offices. Your written recommendation must include the following information:

•	The proposed nominee’s name and address.

•	A description of all arrangements or understandings between you, the proposed nominee and any other person or persons regarding the proposed nomination of the director. You must also name such other persons.

•	Any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationships involving the proposed nominee and us or our subsidiaries that may be relevant in determining whether your proposed nominee is independent of our management and eligible to serve on the Board’s Audit, Governance and Compensation and Human Resources Committees, under SEC and NYSE rules, and for the Compensation and Human Resources Committee, under Section 162(m) of the Internal Revenue Code.

•	The educational, professional and employment-related background and experience of your proposed nominee.

•	Any other facts and circumstances that may be relevant in determining whether your proposed nominee is an “audit committee financial expert” under SEC rules.

•	Such other information regarding the proposed nominee as would be required to be included in our proxy materials if the proposed nominee is nominated by our Board.

•	The written consent of the proposed nominee to serve as a director of First Commonwealth Financial Corporation, if elected.

Under current practices, the Governance Committee does not evaluate candidates recommended by a shareholder any differently than candidates recommended by the Governance Committee.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers who household proxy materials, may deliver a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, First Commonwealth Financial Corporation, 654 Philadelphia Street, Indiana, PA 15701, or by calling our transfer agent, Computershare Shareowner Services LLC, at 1-866-203-5173.

ANNUAL REPORT ON FORM 10-K

A shareholder may obtain a paper copy of this proxy statement, the 2014 Annual Report or any other filing with the SEC without charge by writing to Investor Relations, First Commonwealth Financial Corporation, 654 Philadelphia Street, Indiana, Pennsylvania 15701. Copies of all Company filings with the SEC are available on our website at www.fcbanking.com by following the links to “Investor Relations” and “SEC Filings.”

ACCESSING PROXY MATERIALS

The SEC allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies. We provided access to our proxy materials beginning on March 19, 2015. On that day, we mailed the Notice of Availability of Proxy Materials and made our proxy materials available on the Internet.

Any shareholder may access our proxy materials electronically. Upon request, we will continue to provide paper copies of proxy materials to shareholders for the current meeting or for future meetings.

If you hold our shares in street name, we generally cannot mail our materials to you directly. Your broker or bank must provide you with the Notice of Availability of Proxy Materials or the proxy statement and proxy card, and must also explain the voting process to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2015: This Notice of Annual Meeting and Proxy Statement and the 2014 Annual Report are available at: www.envisionreports.com/FCF

Annex A

FIRST COMMONWEALTH FINANCIAL CORPORATION

INCENTIVE COMPENSATION PLAN

(As Amended and Restated April 28, 2015)

1.	PURPOSE, EFFECTIVE DATE AND DURATION.

1.1.         Purpose. The First Commonwealth Financial Corporation Incentive Compensation Plan (the “Plan”) is intended to advance the interests of First Commonwealth Financial Corporation (the “Company”) and its shareholders by providing incentives to Participants to contribute significantly to the strategic and long-term performance objectives and growth of the Company and its Subsidiaries.

1.2.         Effective Date and Duration of the Plan. This is an amendment and restatement of the Plan, effective on April 28, 2015 (the “Effective Date”), subject to its approval by the shareholders of the Company. The Plan shall remain in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Section 15.1, until all Shares subject to the Plan shall have been purchased or acquired according to the provisions of this Plan; provided, however, that in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.

2.	DEFINITIONS AND CONSTRUCTION.

2.1.         Definitions. For purposes of the Plan, and unless otherwise specified in an Award Agreement, the following terms shall have the meanings set forth in this Section 2:

(a)         “10% Shareholder” means an Employee who, as of the date on which an Incentive Stock Option is granted to such Employee, owns more than ten percent (10%) of the total combined voting power of all classes of Stock then issued by the Company or a Subsidiary.

(b)         “Annual Incentive Award” has the meaning specified in Section 11.1.

(c)         “Award” means a grant of an Option, Stock Appreciation Right, Performance Share or Performance Unit, Dividend or Dividend Equivalent Rights, Stock Award, Restricted Stock or Restricted Unit, Cash Awards, Annual Incentive Award, or Other Incentive Award that is valued in whole or in part by reference to, or are otherwise based on, the Company’s Stock, Performance Goals or other factors, all on a standalone, combination or tandem basis, as described in or granted under this Plan.

(d)         “Award Agreement” means the agreement or other writing (which may be framed as a plan, program or notification, and which may be in electronic format) that sets forth the terms and conditions of each Award under the Plan, including any amendment or modification thereof.

(e)         “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

(f)         “Board” means the Board of Directors of the Company.

(g)         “Cash Award” has the meaning specified in Section 11.3(c).

(h)         “Cause” shall mean (i) with respect to a Participant who is party to a written agreement with the Employer that contains a definition of “cause” (or words of like import) for purposes of termination of employment or service thereunder by the Company, “cause” as defined in the most recent version of such agreement, or (ii) in all other cases, (A) an act of material dishonesty by the Participant in connection with the Participant’s responsibilities as an Employee, Director or Consultant; (B) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony under applicable law; (C) the Participant’s gross misconduct in connection with the Participant’s responsibilities as an Employee, Director or Consultant; (D) the Participant’s violation of the written policies or procedures of the Company or a Subsidiary; or (E) the Participant’s deliberate and intentional failure or refusal to perform his or her duties as an Employee, Director, or Consultant (other than during such time as the Participant is incapacitated due to an accident or illness or during his or her regularly scheduled vacation periods) after the Participant has received a written demand for such performance.

(i)        “Change in Control” shall mean:

(i)        The acquisition, other than from the Company, by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly, through one transaction or a series of transactions, of more than 50% of the combined voting power of the then-outstanding voting securities of the Company;

(ii)        A change, for any reason, in the composition of the majority of the members of the Board, except for nominees who are approved by a majority vote of the incumbent Board; or

(iii)        The consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of shares outstanding shares of the Company’s common stock immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such a Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

Notwithstanding the foregoing or any provision of this Plan to the contrary, if an Award is subject to Section 409A (and not excepted therefrom) and a Change in Control is a distribution event pursuant to Section 409A for purposes of the Award, the foregoing definition of Change in Control shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5). Additionally, notwithstanding the foregoing, (i) the placement of the Company or any Subsidiary into receivership or conservatorship by the Federal Deposit Insurance Corporation (“FDIC”) or a state or federal banking regulatory agency with jurisdiction over the Company or any Subsidiary, (ii) the acquisition of 50% or more of any Subsidiary’s assets or the assumption of 50% or more of a Subsidiary’s deposit liabilities in an FDIC-assisted transaction, or (iii) a change in the composition of the Board or the board of directors of any Subsidiary at the direction of a state or federal banking regulatory authority having supervisory authority over the Company or a Subsidiary will not constitute a “Change in Control” for purposes of this Plan.

(j)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(k)        “Committee” means the First Commonwealth Compensation and Human Resources Committee, or such other committee designated by the Board to administer this Plan. The Committee shall be appointed by the Board and consist of two or more members of the Board, each of whom shall be (i) an “outside director” as defined under Section 162(m) of the Code and (ii) a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.

(l)        “Company” means First Commonwealth Financial Corporation, a Pennsylvania corporation, or any successor thereto as provided in Section 17 herein.

(m)        “Consultant” means any person, including an advisor (other than a person who is an Employee or a Director), or any entity that renders services to the Company and/or a Subsidiary, provided that the services are not in connection with the offer and sale of securities in a capital raising transaction, and the consultant or advisor does not directly or indirectly promote or maintain a market for the Company’s securities.

(n)        “Covered Employee” means any Participant who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which an Award becomes taxable to such Participant.

(o)        “Director” means a director on the Board of the Company or a Subsidiary.

(p)        “Disability” means permanently and totally disabled as from time to time defined under the long-term disability plan of the Company or a Subsidiary applicable to Employee, or in the case where there is no applicable plan, a Participant becoming permanently and totally disabled as defined in Section 22(e)(3) of the Code (or any successor section); provided, however, if an Award is subject to Section 409A (and not excepted therefrom) and a Disability is a distribution event under Section 409A for purposes of the Award, the foregoing definition of Disability shall be interpreted, administered and construed in a manner necessary to ensure that the occurrence of any such event qualifies as a Disability within the meaning of Treas. Reg. § 1.409A-3(i)(4)(i).

(q)        “Dividend or Dividend Equivalent Rights” means the right to receive a payment, in cash or property, equal to the cash dividends or other distributions paid with respect to a Share.

(r)        “Effective Date” means the date this Plan is approved by the Company’s shareholders.

(s)        “Employee” means an employee of the Company or any Subsidiary, including an employee who is an officer or a Director, but excluding any person who is classified by the Employer as a “contractor” or “consultant.” Directors who are not otherwise employed by the Company or any Subsidiary shall not be considered Employees under the Plan.

(t)        “Employer” means the Company and its Subsidiaries.

(u)        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended.

(v)        “Excluded Items” means (i) any extraordinary gains or losses; (ii) any gains or losses from discontinued operations; (iii) any gains or losses from the sale of assets outside the ordinary course of business; (iv) impairment of tangible or intangible assets; (v) litigation of claim judgments or settlements; (vi) the effects of changes in tax law; accounting changes, or other such laws or provisions affecting reported results; (vii) business combinations, acquisitions, reorganizations and/or restructuring programs approved by the Board acquisitions; (viii) currency fluctuations; (ix) the diluted impact of goodwill on acquisitions, (x) early retirement incentives approved by the Board; (xi) reductions in force; and (xii) any unusual, nonrecurring, extraordinary, transition, one-time or similar items or charges that are reported publicly by the Company and/or described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year.

(w)        “Executive Officers” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

(x)        “Fair Market Value” of Stock on or as of any date shall mean (i) the closing price of the Stock as reported by the New York Stock Exchange (or, if the Stock is not listed for trading on the New York Stock Exchange, then on such other national exchange upon which the Stock is then listed) for such date, or if there are no sales on such date, on the next preceding day on which there were sales, (ii) if the Stock is no longer listed for trading on a national exchange, the mean between the last reported “bid” and “ask” prices of Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Stock is not publicly traded, or, if publicly traded, not so reported, an amount determined in accordance with standards adopted by the Committee.

(y)        “Good Reason” means, unless otherwise provided by the Committee, one or more of the following, without the Participant’s express written consent:

(i)        a material change in the Participant’s title, position, or responsibilities that represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the Change in Control;

(ii)        a material reduction in the Participant’s rate of annual base compensation as in effect immediately prior to the Change in Control or the failure of the Company to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which the Participant is participating or entitled to participate immediately prior to the Change in Control, unless the Participant is permitted to participate in other plans providing the Participant with substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans);

(iii)        the assignment of the Participant to a position that requires the Participant to relocate permanently to a site based anywhere more than fifty (50) miles from the office where the Participant is located immediately prior to the Change in Control; or

(iv)        the assignment of the Participant to any duties or responsibilities (other than a promotion) that are materially inconsistent with the position that the Participant held immediately prior to the Change in Control.

(z)        “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Section 10, which is intended to meet the requirements of an incentive stock option under Section 422 of the Code (or any successor Section).

(aa)      “Non-Employee Director” shall have the meaning ascribed to such term in Rule 16b-3 of the Exchange Act.

(bb)      “Nonqualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Section 10, which is not intended to meet the requirements of an incentive stock option under Section 422 of the Code (or any successor Section).

(cc)      “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(dd)      “Other Incentive Award” has the meaning specified in Section 11.3(d).

(ee)      “Participant” means an Employee, a Director or a Consultant who has been granted an Award under the Plan.

(ff)      “Performance Award” means an Award of Performance Shares or Performance Units, the payment or vesting of which is contingent on the attainment of one or more of the Performance Goals specified in such Award.

(gg)      “Performance Goal” or “Performance Goals” means one or more goals based on the following performance criteria (in all cases after taking into account any Excluded Items, as applicable) determined by the Committee: (i) return measures (including, but not limited to, total shareholder return, return on assets and return on equity), (ii) earnings measures (including, but not limited to, earnings per share, net income, net interest income, net interest margin, and non-interest income or any components thereof), (iii) growth measures (including, but not limited to, earnings growth, revenue growth, loan growth, asset growth, and book value growth), (iv) expense measures (including, but not limited to, expenses, operating efficiencies, efficiency ratios, and non-interest expense or any components thereof), (v) balance sheet measures (including, but not limited to, assets, loans, charge-offs, loan loss reserves, non-performing assets, deposits, investments or any components thereof), (vi) book value; (vii) enterprise risk management measures (including, but not limited to, interest rate sensitivity, capital adequacy, regulatory compliance, asset quality, satisfactory internal or external audits, and financial ratings), (viii) Fair Market Value of the Stock; (ix) strategic initiatives (including, but not limited to milestone or outcome measurements relating to reorganizations, technological changes, mergers and acquisitions, market expansions, new products and services and capital and balance sheet management initiatives), or (x) achievement of balance sheet or income statement objectives. To the extent consistent with Section 162(m) of the code, the Committee may determine, at the time the Performance Goals are established, that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any Excluded Items. In addition, the Committee may designate other categories, including categories involving individual performance and subjective targets, not listed above with respect to Awards that are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

Performance Goals may be determined either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured over a period of time, including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Additionally, Performance Goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be paid, and a maximum level of performance above which no additional payment will be made. Such performance criteria and objectives constituting the Performance Goals may be particular to a line of business, Subsidiary or other unit or the Company generally, and may, but need not be, based upon a change or an increase or positive result.

(hh)      “Performance Share” means an Award of Stock, granted pursuant to Section 9, that is issued subject to the achievement of one or more pre-established Performance Goals and/or other Vesting Conditions, as established by the Committee.

(ii)      “Performance Unit” means an Award of Stock Units, granted pursuant to Section 9, the payout of which is contingent on the achievement of one or more pre-established Performance Goals and/or other Vesting Conditions, as established by the Committee.

(jj)      “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(kk)      “Plan” means this First Commonwealth Financial Corporation Incentive Compensation Plan, as amended from time to time.

(ll)      “Restricted Stock” means an Award of Stock, granted pursuant to Section 8, which is issued subject to the achievement of one or more Vesting Conditions, as established by the Committee.

(mm)    “Restricted Stock Unit” means an Award of Stock Units, granted pursuant to Section 8, the payout of which is contingent on the achievement of one or more Vesting Conditions, as established by the Committee.

(nn)      “Restriction Period” means the length of time established relative to an Award during which time the Participant cannot sell, assign, transfer, pledge, or otherwise encumber the Stock or Stock Units subject to such Award, and at the end of which the Participant obtains an unrestricted right to such Stock or Stock Units.

(oo)      “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

(pp)      “Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Sections 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(qq)      “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company, as determined in accordance with the regulations issued under Code Section 409A and the procedures established by the Company.

(rr)      “Stock” or “Shares” means the common stock of the Company.

(ss)      “Stock Appreciation Right” or “SAR” means an Award, granted under Section 10, pursuant to which the Participant will receive a payment in cash or Stock, an any combination thereof, equal to the appreciation of the Fair Market Value of a Share from the date of grant to the date of exercise.

(tt)      “Stock Award” has the meaning specified in Section 10.2(b).

(uu)      “Stock Unit” means a right to receive a payment (in cash, Shares, or a combination of both, as contemplated in the Award Agreement) valued in relation to a designated dollar value or the Fair Market Value of one or more Shares.

(vv)      “Subsidiary” means any corporation, limited liability company or other limited liability entity, whether now or hereafter existing, in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entity in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain; provided, however, with respect to an Incentive Stock Option, a Subsidiary shall mean any corporation which is a subsidiary corporation of the Company, as that term is defined in Section 424(f) of the Code, including any such corporation that becomes a Subsidiary after the adoption of the Plan.

(ww)     “Vesting Conditions” mean one or more service, performance and/or other restrictions or conditions, as established by the Committee in its sole discretion, which must be satisfied as a condition precedent to the payment or vesting of all or a portion of any Award.

2.2.        Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. References to “Section” shall mean the Sections or subsections of this Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular, and any masculine term used herein also shall include the feminine. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.3.        Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

3.	ADMINISTRATION

 3.1.        Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full authority and discretion to administer and interpret the Plan, including, but not limited to, the authority to:

(a)        Adopt or establish such rules, regulations, agreements, guidelines, procedures, forms and instruments, as may be necessary or advisable for the administration and operation of the Plan;

(b)        Select the persons to be granted Awards under the Plan;

(c)        Determine the terms, conditions, form and size of Awards to be made to each person selected, including clawback or other recoupment provisions applicable Awards granted hereunder;

(d)        Determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made;

(e)        Establish objectives, conditions and Performance Goals for earning Awards;

(f)        Determine the terms of each Award Agreement and any amendments or modifications thereof;

(g)        Determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the performance period;

(h)        Determine if and when an Award may be deferred;

(i)        Determine whether the amount or payment of an Award should be reduced or eliminated;

(j)        Correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement;

(k)        Determine the guidelines and/or procedures for the payment or exercise of Awards; and

(l)        Determine whether to accelerate vesting provisions applicable to Awards.

Notwithstanding the foregoing, no action of the Committee (other than pursuant to Sections 6.3 or 15.2 hereof) may, without the consent of the person or persons entitled to exercise any outstanding Option or Stock Appreciation Right or to receive payment of any other outstanding Award, adversely affect the rights of such person or persons with respect to such Awards.

3.2.        Decisions Binding. The determinations of the Committee in the administration of the Plan shall be final, conclusive and binding on all the Company, the Participant and any and all interested parties.

3.3.        Delegation of Certain Responsibilities. The Committee may, subject to the terms of the Plan and applicable law, appoint such agents as it deems necessary or advisable for the proper administration of the Plan under this Section 3; provided, however, that except as provided below, the Committee may not delegate its authority to grant Awards under the Plan or to correct errors, omissions or inconsistencies in the Plan. The Committee may delegate to the Company’s Chief Executive Officer or to other officers or employees of the Company its authority under this Section 3, provided that such delegation shall not extend to the grant of Awards or the exercise of discretion with respect to Awards to Employees who, at the time of such action, are (a) Covered Employees and/or (b) officers of the Company or its Subsidiaries who are subject to the reporting requirements of Section 16(a) of the Exchange Act. All authority delegated by the Committee under this Section 3.3 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may from time to time be established by the Committee.

3.4.        Procedures of the Committee. Except as may otherwise be provided in the charter or similar governing document applicable to the Committee, (a) all determinations of the Committee shall be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present; (b) a majority of the entire Committee shall constitute a quorum for the transaction of business; and (c) any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a unanimous written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee.

3.5.        Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under Section 3.3 has been made, from and against any claims, damages, losses or expenses (including attorneys’ fees) arising out of or resulting from any acts or omissions with respect to this Plan or any Award granted hereunder to the maximum extent that the law and the Company’s Articles of Incorporation, as amended from time to time, and Pennsylvania law. For avoidance of doubt, nothing in this Section 3.5 is intended to limit the indemnification provisions applicable to directors of the Company as they are entitled under the Company’s Articles of Incorporation, as amended from time to time, and Pennsylvania law.

3.6.        Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be signed by an authorized officer of the Company and, if required, by the Participant, and shall contain such terms and conditions as may be authorized or approved by the Committee. Such terms and conditions need not be the same in all cases. An Award Agreement and any required signatures thereon or authorization or acceptance thereof may be in electronic format.

3.7.        Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award (including, without limitation, the right of the Board or the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule), under the Exchange Act (“Rule 16b-3”).

4.	ELIGIBILITY AND PARTICIPATION.

4.1.        Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Consultants.

4.2.        Participation. Subject to the provisions of the Plan, the Committee may from time to time select those Employees, Directors and Consultants to whom Awards shall be granted and determine the terms and conditions of any such Award.

5.	TYPES OF AWARDS.

5.1.        General. Subject to the terms of this Plan, the Committee may grant any type of Award to any Participant it selects, but only an Employee of the Company may receive grants of Incentive Stock Options. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 5.2) in substitution for any other Award (or any other award granted under another plan of the Company or any Subsidiary).

5.2.        Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 6.3, neither the Committee nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise price above the current Share price in exchange for cash or other securities. In addition, the Committee may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Committee takes action to approve such Award.

6.	SHARES RESERVED UNDER THE PLAN.

6.1.        Maximum Number of Shares. Subject to adjustment as provided in Section 6.3 herein, the aggregate number of Shares available for issuance under the Plan, including Incentive Stock Options, shall be five million (5,000,000) Shares. No Participant may receive: (i) Options, Stock Appreciation Rights for more than 500,000 Shares in any one calendar year; (ii) Performance Awards (denominated in Shares) for more than 500,000 Shares in any one calendar year; (iii) Performance Awards (denominated in cash) for more than $5,000,000 in any one calendar year; and (iv) Annual Incentive Awards for more than $5,000,000 in any one calendar year. No Non-Employee Director may receive more than 50,000 shares in any one calendar year. The foregoing limitations shall be subject to adjustment as provided in Section 6.3, but only to the extent that any such adjustment will not affect the status of: (i) any Award intended to qualify as performance-based compensation under Section 162(m) of the Code; (ii) any Award intended to qualify as an Incentive Stock Option or (iii) any Award intended to comply with, or qualify for an exception to, Section 409A of the Code. Stock delivered under the Plan may be either authorized and unissued Shares or Shares reacquired at any time and held as treasury Shares. The aggregate number of Shares reserved under this Section 6.1 shall be depleted by one Share for each Share subject to an Option or stock-settled SAR, or an Award other than an Option or SAR. For purposes of determining the aggregate number of Shares reserved for issuance under this Plan, any fractional Share shall be rounded to the next highest full Share. Awards settled solely in cash shall not reduce the number of shares of Stock available for Awards.

6.2.        Replenishment of Shares under this Plan. If (i) an Award lapses, expires, terminates, or is cancelled without the Shares underlying the Award being issued, (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares underlying the Award may not be issued on the basis that the conditions for such issuance were or will not be satisfied, (iii) Shares to be issued pursuant to an Award are forfeited, or (iv) Shares are issued pursuant to any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be re-credited to the Plan’s reserve (in the same amount as such Shares depleted the reserve); provided, however, that Shares re-credited pursuant to the Plan pursuant to clause (iv) may not be issued pursuant to Incentive Stock Options. Notwithstanding the foregoing, in no event shall the following Shares be re-credited to the Plan’s reserve: (i) Shares tendered in payment of the exercise price of an Option, base price of a SAR or other exercise price of an Award; (ii) Shares tendered to satisfy Federal, state or local tax withholding obligations; (iii) Shares purchased by the Company using proceeds from Option exercises; and (iv) Shares not issued or delivered as a result of a net settlement of an outstanding Option or SAR.

6.3.        Adjustments. If there is any change in the number, kind, or value of Shares of Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) merger or other transaction in which Shares are changed or exchanged, (iii) reclassification or change in par value, or (iv) a dividend or other distribution occurs that the Board determines by resolution is extraordinary in nature, or any other event occurs that the Board or Committee deems to be substantially dilutive, then the Committee shall take steps to adjust, as applicable (A) the number and kind of Shares that may be issued under the Plan; (B) the number and kind of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and/or (D) the Performance Goals of an Award, to the extent such discretion does not cause an Award that is intended to qualify as performance based compensation under Section 162(m) of the Code to lose its status as such; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Notwithstanding the foregoing, (i) in the event of a Change in Control, the provisions of Section 12 shall apply, and (ii) any adjustments to outstanding Awards shall be made in a manner so as not to constitute a modification under Sections 409A and 424 of the Code. Any such adjustments determined by the Committee shall be final, conclusive and binding. Subject to the provisions of Section 15, without affecting the number of Shares reserved or available under the Plan, the Committee may authorized the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules and regulations promulgated under Section 424 of the Code, as applicable.

7.	STOCK APPRECIATION RIGHTS.

7.1.        Grant of Stock Appreciation Rights. Subject to the terms of the Plan, the Committee may grant SARs to Employees, Non-Employee Directors, or Consultants, either separately or in tandem with an Option. The Committee shall determine all terms and conditions of each SAR, including but not limited to:

(a)        Whether the SAR is granted independently of an Option or in tandem with an Option;

(b)        The number of Shares to which the SAR relates;

(c)        The date of grant, which may not be prior to the date of the Committee’s approval of the grant;

(d)        The grant price, provided that the grant price shall not be less than the Fair Market Value of a Share as of the grant date of the SAR;

(e)        The applicable vesting period of the SAR, provided that no SAR shall be granted to Executive Officers with a vesting period of less than three (3) years from the date of grant, other than upon the death or Disability of the Participant or a Change in Control;

(f)        The term, provided that no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant; and

(g)        Whether the SAR will be settled in cash, Shares, or a combination thereof.

7.2.        Exercise of SARs. SARs may be exercised in accordance with such terms and conditions as the Committee, in its sole discretion, may specify. The Committee may (i) grant SARs that are subject to the achievement of one or more Vesting Conditions and (ii) accelerate the exercisability of outstanding SARs consistent with the provisions of the Plan. Tandem SARs shall be exercisable only while the Option to which the tandem SAR relates is exercisable. A SAR may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the SAR, or such other date as specified by the Committee, if at such time such SAR has a positive value. Such deemed exercise shall be settled or paid in the same manner as a regular exercise thereof.

7.3.        Tandem SARs. Unless otherwise determined by the Committee, if a SAR is granted in relation to an Option, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Shares underlying an Option Award that relate to a SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

7.4.        Payment of SAR Amount. Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount determined by multiplying: (i) the difference between the Fair Market Value of a Share on the date of exercise over the base amount of the SAR as set by the Committee at the date of grant by (ii) the number of Shares with respect to which the SAR is exercised. Notwithstanding the authority granted to the Committee pursuant to Section 3.1 of the Plan, once a SAR is granted, the Committee shall have no authority to reduce the price fixed by the Committee at the date of grant, nor may any SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower price at the date of grant without the approval of the Company’s shareholders, except pursuant to Section 6.5 of the Plan related to an adjustment in the number of Shares.

8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

 8.1.        Grant of Restricted Stock and Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock and Restricted Stock Units under the Plan to such Employees, Directors, or Consultants and in such amounts and on such terms and conditions as it shall determine.

8.2.        Terms and Conditions. Subject to the terms of this Plan and Section 8.1 above, the Committee will determine all terms and conditions of each Award of Restricted Stock and Restricted Stock Units, including but not limited to:

(a)        The number of Shares and/or Stock Units to which such Award relates;

(b)        Whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Vesting Conditions must be achieved during such period as the Committee may specify;

(c)        The Restriction Period with respect to Restricted Stock or Restricted Stock Units, subject to Section 8.3 below; and

(d)        With respect to an Award of Restricted Stock Units, whether to settle such Award in cash, in Shares, or a combination thereof.

8.3.        Share Vesting. The Committee shall determine the Vesting Conditions applicable to Restricted Stock or Restricted Stock Unit Awards. Notwithstanding the foregoing, with respect to Awards to Executive Officers, no Vesting Condition that is based solely on continued employment or the passage of time shall provide for vesting in full of a Restricted Stock or Restricted Stock Unit Award in less than pro rata installments over three (3) years from the date the Award is made, other than upon the death or Disability of the Participant, or a Change in Control. For the avoidance of doubt, Shares issued to settle a Performance Award or Shares issued to settle any Award determined by Performance Goals shall not be subject to the foregoing limitation.

8.4.        End of Period of Restriction. Except as otherwise provided in this Plan, at such time as all restrictions applicable to an Award of Restricted Stock or Restricted Stock Units are met and the Restriction Period expires, ownership of the Shares subject to such Award shall be transferred to the Participant free of all restrictions except those that may be imposed by applicable law; provided that if Restricted Stock Units are to be paid in cash, then the payment shall be made to the Participant after all applicable restrictions lapse and the Restriction Period expires. If delivery of Shares is to be made on a deferred basis, the Committee may provide for the crediting or payment of Dividend Equivalent Rights or interest during the deferral period.

8.5.        Voting and Dividend Rights.

(a)        An Award of Restricted Stock shall entitle the Participant to receive dividends during the Restriction Period (to the extent issued by the Company), to vote the Common Stock subject to such Award and to enjoy all other shareholder rights, except that (i) the Participant shall not be entitled to possession of the stock certificate (in the event paper certificates are issued) until the Restriction Period shall have expired, (ii) the Company shall retain custody of the Shares during the Restriction Period, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares during the Restriction Period, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Award Agreement shall cause a forfeiture of the Restricted Stock Award.

(b)        An Award of Restricted Stock Units shall not entitle the Participant to receive dividends during the Restriction Period, nor vote the Common Stock subject to such Award, or to otherwise enjoy any other shareholder rights; provided, however that the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Unit Awards, including but not limited to the issuance of any Dividend Equivalent Rights in tandem with a Restricted Stock Unit Award.

9.	PERFORMANCE AWARDS.

9.1.        Grant of Performance Awards. Subject to the terms and conditions of the Plan, Performance Units or Performance Shares may be granted to Employees, Directors, or Consultants at any time and from time to time as shall be determined by the Committee. Subject to the limitations provided in Section 6.1, the Committee shall have complete discretion in determining the number of Performance Units or Performance Shares granted to each Participant and the terms and conditions thereof. The Committee may grant Performance Awards that are intended to be performance-based compensation under Section 162(m) of the Code. Unless otherwise determined by the Committee, any such Performance Award shall be evidenced by an Award Agreement containing the terms of the Award, including, but not limited to, the performance criteria and such terms and conditions as may be determined, from time to time, by the Committee, in each case, not inconsistent with this Plan. In relation to any Performance Award, the performance period may consist of one or more calendar years or other period for which performance is being measured.

9.2.        Pre-established Performance Goals. For Performance Awards intended to be performance-based compensation under Section 162(m) of the Code, Performance Goals shall be pre-established in writing by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and Treasury Regulations promulgated thereunder. All such Performance Goals shall be established in writing no later than ninety (90) days after the beginning of the applicable performance period (or, if shorter, within the maximum period allowed under Section 162(m) and Treasury Regulations promulgated thereunder). In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to a Performance Award, the Committee, in its sole discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

9.3.        Additional Restrictions/Negative Discretion. The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to reduce the amount of any Performance Award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly-situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant; provided, however, the Committee shall not use its discretionary authority to increase any Performance Award that is intended to be performance-based compensation under Section 162(m) of the Code.

9.4.        Payment of Performance Awards. Payment of a Performance Award (i) may be made in cash, Stock (which may include Restricted Stock) or a combination thereof, as determined by the Committee in its sole discretion, (ii) may be made in a lump sum or in installments as prescribed by the Committee in its sole discretion, and (iii) to the extent applicable, shall be based on the Fair Market Value of the Stock. If any payment is to be made on a deferred basis, the Committee may provide for the crediting or payment of Dividend Equivalent Rights or interest during the deferral period. In addition, with respect to Performance Awards intended to be performance-based compensation under Section 162(m), no payout shall be made hereunder except upon written certification by the Committee that the applicable Performance Goal(s) have been satisfied.

10.	OPTION AWARDS.

 10.1.        Grant of Options. Subject to the terms and provisions of the Plan, the Committee will determine all terms and conditions of each Option, which shall be evidenced by the Award Agreement setting forth such terms and conditions, including but not limited to:

(a)        Whether the Option is (i) an Incentive Stock Option or (ii) a “nonqualified stock option” that does not meet the requirements of Section 422 of the Code;

(b)        The number of Shares subject to the Option;

(c)        The date of grant, which may not be prior to the date of the Committee’s approval of the grant;

(d)        The exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; provided that an Incentive Stock Option granted to a 10% Shareholder shall have an exercise price that is at least 100% of the Fair Market Value of the Shares subject to the Option as determined on the date of grant;

(e)        The applicable vesting period of the Option; provided that no Option shall be granted to Executive Officers with a vesting period of less than three (3) years (in total) from the date of grant, other than upon the death or Disability of the Participant or a Change in Control;

(f)        The terms and conditions of exercise, including the manner and form of payment of the exercise price; provided that if the aggregate Fair Market Value of the Shares subject to all Incentive Stock Options granted to a Participant (as determined on the date of grant of each such Option) that become exercisable during a calendar year exceeds the dollar limitation set forth in Section 422(d) of the Code, then such Incentive Stock Options shall be treated as nonqualified stock options to the extent such limitation is exceeded. An Option may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the Option, or such other date as specified by the Committee, if at such time such Option has a positive value. Such deemed exercise shall be settled or paid in the same manner as a regular exercise thereof; and

(g)        The term; provided that each Option must terminate no later than tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, no Incentive Stock Option granted to a 10% Shareholder shall be exercisable later than the fifth (5th) anniversary date of its grant.

In all other respects, the terms of any Incentive Stock Option should comply with the provisions of Section 422 of the Code, except to the extent the Committee determines otherwise. The terms and conditions of Award Agreements relating to an Option need not be identical. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

10.2.        Options in Substitution for Stock Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by employees of corporations who become, or who became prior to the effective date of the Plan, employees of the Company or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or such Subsidiary, or the acquisition by the Company or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Company or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

11.	ANNUAL AND OTHER INCENTIVE AWARDS

11.1.        Annual Incentive Awards. Subject to the terms of this Plan, the Committee may grant Annual Incentive Awards to Employees and shall determine all terms and conditions of such Award, including but not limited to:

(a)        The establishment of Performance Goals relating to such Award;

(b)        The establishment of a performance period, which shall not be less than one fiscal year of the Company, except that if the Award is made in the year this Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year;

(c)        The potential amount payable under such Award;

(d)        The form of payment, which may be in cash, or all or a portion of any such amount may be paid in Shares (including Restricted Stock consistent with the provisions of Section 8); and

(e)        The timing of payment.

Notwithstanding the foregoing, the performance criteria for any Annual Incentive Award that is intended by the Committee to satisfy the requirements for performance-based compensation under Section 162(m) of the Code shall be based on one or more pre-established Performance Goals selected by the Committee and specified at the time the Annual Incentive Award is granted. The Committee shall certify in writing the extent to which the Performance Goal(s) has been satisfied, and the amount payable as a result thereof, prior to payment thereof.

11.2.      Dividend Equivalent Rights. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each award of Dividend Equivalent Rights, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award shall be made currently or credited to an account for the Participant that provides for the deferral of such amounts until a stated time; provided that Dividend Equivalent Rights that relate to Performance Awards that are contingent on the achievement of one or more Performance Goals at the time the cash dividend or other distribution is paid with respect to a Share shall also be contingent on the achievement of such Performance Goals and shall not be paid until such Performance Goals are achieved; and (c) the Award will be settled in cash or Shares; provided that Dividend Equivalent Rights may be granted only in connection with a “full-value Award.” For this purpose, a “full-value Award” includes Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (valued in relation to a Share) and any other similar Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share.

11.3.      Grant of Other Incentive Awards. Other Incentive Awards may be granted to Employees, Directors and/or Consultants at any time and from time to time as shall be determined by the Committee, consistent with the provisions of this Plan. Such Awards may include, but are not limited to:

(a)        Stock Award. An unrestricted transfer of ownership of Stock.

(b)        Awards under Deferred Compensation or Similar Plans. The right to receive Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation or similar plan established from time to time by the Company.

(c)        Cash Award. An award denominated in cash, subject to the achievement of Performance Goals during a performance period determined by the Committee, or that may be earned under a Company or Subsidiary bonus or incentive plan or program.

(d)        Other Incentive Awards. Other Incentive Awards related to or intended to serve a similar function to those Awards set forth in this Section 11.1. Notwithstanding the foregoing, for long-term Incentive Awards, the performance period must relate to a period of more than one fiscal year of the Company.

11.4.      Terms of Other Incentive Awards. Other Incentive Awards may be made in tandem, with, in replacement of, or as alternatives to Awards under Sections 7, 8, 9, or 10 of this Plan or of any other incentive or employee benefit plan of the Company or any of its Subsidiaries. An Other Incentive Award may provide for payment in cash or in Stock or a combination thereof.

12.	CHANGE IN CONTROL.

12.1.      Effect of Change in Control of the Company. Unless provided otherwise in an Award Agreement or by the Committee prior to the date of the Change in Control, the provisions of this Section 12 shall apply in the event of a Change in Control.

12.2.      Conditional Vesting. To the extent the Survivor in the Change in Control transaction does not agree to assume the Awards or issue replacement awards as provided in Section 12.3, upon a Change in Control:

(a)        Each SAR and Option then outstanding shall immediately become fully vested and exercisable;

(b)        Restricted Stock and Restricted Stock Units (that are not Performance Awards) that are not then vested shall vest;

(c)        All Performance Awards shall be deemed earned and shall be paid to the extent of the greater of (i) the extent, as determined by the Committee, to which the Performance Goals applicable to such Performance-Based Award have been met during the applicable performance period up through and including the effective date of the Change in Control; or (ii) the target number of Performance Units or Performance Shares determined at the date of grant; and

(d)        The treatment of any Annual Incentive Award or any Other Incentive Award shall be as determined by the Committee and reflected in the applicable Award Agreement;

provided, however, that the foregoing treatment shall not apply to an Award to the extent that another award meeting the requirements of Section 12.3 (a “Replacement Award”) is provided to the Participant pursuant to Section 6.5 to replace such outstanding Award (the “Replaced Award”).

12.3.      Replacement Awards. If the purchaser, successor or surviving corporation (or parent thereof) (the “Survivor”) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of Award with similar terms and conditions, by the Survivor in the Change of Control transaction. An Award shall meet the conditions of this Section 12.3 (and hence qualify as a Replacement Award) if:

(a)        it has a value at least equal to the value of the Replaced Award;

(b)        it relates to publicly traded equity securities of the Company or the Survivor following the Change in Control; and

(c)        its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control).

Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 12.3 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

12.4.      Separation from Service. Upon an involuntary separation from service of a Participant (other than for Cause) or, solely in the case of a Participant who is an Employee, a voluntary separation of service of the Participant for Good Reason, in any case occurring in connection with or during the period of two (2) years after a Change in Control, all Replacement Awards held by the Participant to the extent not vested as of such separation, shall become fully vested and (if applicable) exercisable and free of restrictions. To the extent provided in a Replacement Award, in order for a Participant to terminate for Good Reason: (a) the Participant must give written notice to the Survivor of the Participant’s intention to terminate employment for Good Reason within sixty (60) days after the event or omission which constitutes Good Reason, (b) the event must remain uncorrected by the Survivor for thirty (30) days following such notice (the “Notice Period”), and (C) such termination must occur within sixty (60) days after the expiration of the Notice Period.

13.	EFFECT OF TERMINATION ON AWARDS.

13.1.      General. Unless otherwise provided in the applicable Award Agreement or any severance or employment agreement, unvested Awards granted under this Plan shall expire, terminate, or otherwise be forfeited upon a Participant’s termination of employment or service with the Company and its Subsidiaries, other than as a result of death or Disability.

13.2.      Death or Disability. Unless otherwise provided in the applicable Award Agreement or any severance or employment agreement, if the Participant ceases to be an Employee, Consultant or Director due to death or Disability, Awards granted under this Plan subject to Vesting Conditions based solely on continued employment or the passage of time shall become fully vested and (if applicable) exercisable and free of restrictions.

14.	TRANSFERABILITY.

14.1.      Restrictions on Transfer. Except as otherwise provided herein, an Award granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant, other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. The Committee may prescribe and include in the Award Agreement other restrictions on transfer. Any attempted assignment or transfer in violation of this section shall be null and void. A transfer of an Award pursuant to this Section 14 shall be subject to such rules and procedures as the Committee may establish. In the event that an Award is transferred pursuant to this Section 14, such Award may not be subsequently transferred by the transferee except by will or the laws of descent and distribution, and such Award shall continue to be governed by and subject to the terms and limitations of this Plan and the relevant Award Agreement, and transferee shall be entitled to the same rights as the Participant under this Plan as if no transfer had taken place. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee in the form and manner prescribed by the Committee. The consequences of termination of employment shall continue to be applied with respect to the original Participant, following which the Award shall be exercised by the transferee only to the extent and for the periods specified in the Plan and the related Award Agreement.

14.2.      Transfers upon Death. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively and who may include a trustee under a will or living trust) entitled to succeed to the rights of the Participant and who may exercise such rights as are provided under Plan and/or the applicable Award Agreement. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation or if all designated beneficiaries predecease the Participant, benefits or rights remaining at the Participant’s death shall be paid or transferred to the Participant’s estate, pursuant to the Participant’s will or under the applicable laws of descent and distribution.

14.3.      Restrictions on Exercisability. Each Award, and each right under any Award, shall be exercisable during the lifetime of the Participant only by such Participant, or if permissible under applicable law, by such Participant’s (i) guardian or legal representative, (ii) a transferee under a qualified domestic relations order, or (iii) a transferee as described in Section 14.1, above.

15.	AMENDMENT, MODIFICATION, TERMINATION, CANCELLATION AND CLAWBACK.

15.1.      Amendment and Termination of Plan. The Board may terminate the Plan or any portion thereof at any time, subject to the following limitations:

(a)        The Board must approve any amendment of this Plan to the extent the Company determines such approval is required by prior action of the Board or by applicable law or regulation;

(b)        No such amendment or modification shall, without shareholder approval, (i) except as provided in Section 6.5, increase the number of shares of Stock that may be issued under the Plan, (ii) expand the types of Awards available to Participants under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan; (iv) delete or limit the provisions in Section 5.2 prohibiting repricing and backdating of Options or SARs; or (v) extend the termination date for making Awards under the Plan.

(c)        Shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (i) Section 16 of the Exchange Act, (ii) the Code, (iii) the rules and regulations of the New York Stock Exchange or any other national exchange on which the Stock is then listed, or (iv) other applicable law, rules, or regulations; and

(d)        No such amendment or modification shall, without shareholder approval, amend the Plan to effect a “material revision” of the Plan, where a “material revision” includes, but is not limited to, a revision that: (a) materially increases the benefits accruing to a Participant under the Plan, (b) materially increases the aggregate number of securities that may be issued under the Plan, (c) materially modifies the requirements as to eligibility for participation in the Plan, or (d) changes the types of awards available under the Plan.

15.2.      Amendment, Modification, or Cancellation of Awards. Subject to the requirements of the Plan, the Committee may amend, modify, or cancel any outstanding Awards, provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other Person(s) as may then have an interest in the Award. Notwithstanding the foregoing, the Committee need not obtain such prior consent to effect any change: (A) to the extent the Committee deems such action necessary to comply with any applicable law or the listing requirements of the New York Stock Exchange or any other national exchange on which the Stock is then listed; (B) to the extent the Committee deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; (C) to the extent the Committee deems such action necessary to conform the provisions of the Plan and/or Award with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto; or (D) to the extent the Committee determines that such action does not materially and adversely affect the value of an outstanding Award or that such action is in the best interest of the affected Participant or any other Person(s) as may then have an interest in such Award.

15.3.      Clawback of Awards. To the extent required by applicable law or any applicable securities exchange listing standards, including but not limited to Section 304 of the Sarbanes-Oxley Act of 2002, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to clawback as determined by the Committee, which clawback may include forfeitures, repurchase, reimbursement and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards, in each instance in accordance with applicable law or listing standards. All Awards granted under this Plan, any property, including Shares, received in connection with any exercise or vesting of, or lapse of restriction on, any Awards, and any proceeds received from the disposition of any such property, shall be subject to any clawback policy adopted, and amended from time to time, by the Committee. The Committee shall have discretion with respect to any clawback to determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any Subsidiary, Affiliate or Parent of the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amounts) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing or otherwise.

16.	WITHHOLDING.

16.1.      Tax Withholding. The Company and any of its Subsidiaries shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any of its Subsidiaries, an amount sufficient to satisfy Federal, state, local or foreign income or other taxes required by law to be withheld with respect to any grant, exercise, payment or transfer made under or as a result of this Plan.

16.2.      Stock Delivery or Withholding. The Company may, in its discretion, permit a Participant (or any beneficiary or other Person entitled to act) to elect to pay a portion or all of the amount such taxes in such manner as the Committee shall deem to be appropriate, including, but not limited to, authorizing the Company to withhold, or agreeing to surrender to the Company, Shares owned by such Participant or a portion of such forms of payment that would otherwise be distributed pursuant to an Award. Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718 and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.

17.         SUCCESSORS. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

18.	RIGHTS OF PARTICIPANTS.

18.1.      Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or service as a Director or Consultant at any time, nor confer upon any Participant any right to continue in the employ or to so serve as a Director or Consultant of the Company or any of its Subsidiaries.

18.2.      Participation. No Employee, Director or Consultant shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

18.3.      No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, neither the Company nor any of its Subsidiaries shall be required or be liable to make any payment under the Plan.

18.4.      No Right to Company Assets. Neither the Participant nor any other person shall acquire, by reason of the Plan, any right in or title to any assets, funds or property of the Company or any of its Subsidiaries whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company or any of its Subsidiaries, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company or the applicable Subsidiary. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company or any of its Subsidiaries. Nothing contained in the Plan constitutes a guarantee by the Company or any of its Subsidiaries that the assets of the Company or the applicable Subsidiary shall be sufficient to pay any benefit to any person.

18.5.      Rights as Shareholder; Fractional Shares. Except as otherwise provided under the Plan, a Participant or Beneficiary shall have no rights as a holder of Shares with respect to Awards hereunder, unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). Fractional Shares shall not be issued or transferred under an Award, but the Committee may authorize payment of cash in lieu of a fraction, or round the fraction down. To the extent the Stock is uncertificated, references in this Plan to certificates shall be deemed to include references to any book-entry evidencing such Shares.

19.	MISCELLANEOUS PROVISIONS.

19.1.      Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

19.2.      Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common shareholders.

19.3.      Rights as Employee, Consultant or Director. No person shall have a right to be selected as a Participant, or, having been so selected for one Award, to be selected as a Participant for a future Award. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of the Company or a Subsidiary to terminate the Participant’s Service at any time. To the extent that an Employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

19.4.      Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

19.5.      Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law rules.

19.6.      Section 409A. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(a)        If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six-month anniversary of the date of termination, unless another compliant date is specified in the applicable Award Agreement.

(b)        For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(c) The Committee, in its discretion, may specify the conditions under which the payment of all or any portion of any cash compensation, Shares or other form of payment under an Award, may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Committee shall determine in its discretion, in accordance with the provisions of Section 409A; provided, however, that no deferral shall be permitted with respect to Stock Options or Stock Appreciation Rights.

(d)        The grant of Non-Qualified Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees, Directors and Consultants of the Company and the Subsidiaries in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(e)        In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 409A.

First Commonwealth Financial Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Eastern Time, on April 28, 2015

Vote by Internet

Go to www.envisionreports.com/fcf

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors: +

01 - James G. Barone 05 - David S. Dahlmann 09 - Luke A. Latimer

02 - Julie A. Caponi 06 - Johnston A. Glass 10 - T. Michael Price

03 - Ray T. Charley 07 - Jon L. Gorney 11 - Laurie Stern Singer

04 - Gary R. Claus 08 - David W. Greenfield 12 - Robert J. Ventura

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2. To ratify the selection of KPMG LLP as the company’s independent registered public accounting firm for 2015.

3. Advisory vote to approve named executive officer compensation.

For Against Abstain

4. To approve the company’s Amended and Restated Incentive Compensation Plan.

For Against Abstain

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as your name appears hereon. All joint owners should sign. When signing as an attorney, executor, administrator, corporate officer, trustee, custodian or guardian, please give full title as such. If the shares are held by a corporation or other legal entity, please sign in full corporate or entity name by President or other authorized capacity.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. +

020P0B 1 U P X

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — FIRST COMMONWEALTH FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS — APRIL 28, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas Brown and Natalie M. Felix, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of First Commonwealth Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held April 28, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF FIRST COMMONWEALTH FINANCIAL CORPORATION’S BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)